UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________________________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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The Cooper Companies, Inc.
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CooperCompanies

2026 Proxy Statement

COO | Nasdaq Listed

Message from our Chief Executive Officer

Dear Stockholder,

Our purpose, Helping People Experience Life’s Beautiful Moments, guides us. It reflects the profound impact we have on more than 50 million people worldwide. And you – our shareholders – allow us to bring this life. Your support enables transformative work across our businesses, and we remain deeply committed to delivering long-term value on your behalf.
Fiscal 2025 was a pivotal year for Cooper, marked by meaningful organizational transformation, resilience, and disciplined execution. Throughout the year, we strengthened our foundation for sustainable growth while advancing our strategic priorities: gaining share in our resilient, expanding markets; driving growth through premium products and innovation; and operating with relentless attention to continuous improvement.
This focus delivered tangible results. We exceeded consensus earnings expectations every quarter, achieved double-digit full-year earnings growth, and outperformed free cash flow expectations. We also raised our long-term free cash flow target to $2.2+ billion through fiscal 2028 reflecting our shift towards greater cash-generation. Our commitment to creating shareholder value was further demonstrated through significant capital returns. In fiscal 2025, we repurchased nearly $300 million of stock and our Board authorized an expansion of our buyback program to $2 billion, which will allow us to continue actively repurchasing shares in fiscal 2026.
Operationally, we delivered significant progress across the organization. We accelerated and completed substantial restructuring activities, finished acquisition-related integration work, advanced facility buildouts, resolved supply chain challenges, and implemented essential IT systems, all with minimal disruption to our customers. Through our OneCooper initiative, we transformed G&A functions into global platforms, unlocking meaningful cost savings and operational efficiencies. These actions are contributing to improved earnings and cash flow.
The accomplishments of fiscal 2025 have set us up for future success. We enter fiscal 2026 with clear priorities: accelerate top-line growth, improve profitability, increase cash generation, and continue returning capital to shareholders. As the #1 contact lens company in the world by wearers and a global leader in fertility and women’s health, our impact is significant, but our opportunities ahead are even greater.
Thank you for your continued trust and support as we continue building a stronger CooperCompanies, positioned to deliver sustainable growth and enduring shareholder value.
Al White
President and CEO, CooperCompanies

6101 Bollinger Canyon Road, Suite 500
San Ramon, CA 94583
2026 Annual Meeting of Stockholders
Notice of Annual Meeting
of Stockholders

Meeting Details

Date and Time Tuesday, April 7, 2026 8:00 a.m. (Pacific Time)	Location The Cooper Companies, Inc. 6101 Bollinger Canyon Road, Suite 500 San Ramon, California 94583	Record Date February 9, 2026

Meeting Agenda

1	Elect nine directors to our Board to serve for one-year terms expiring at the 2027 annual meeting of stockholders	FOR each Director
2	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026	FOR
3	Approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers	FOR
These items of business for the 2026 annual meeting of stockholders (the "Annual Meeting") of The Cooper Companies, Inc. ("Cooper", "CooperCompanies", "we" or the "Company") are more fully described in the proxy materials accompanying this notice. In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2025 ("2025 Annual Report") or the Notice of Internet Availability of Proxy Materials are first being mailed or made available to all stockholders of record on or about February 24, 2026.
YOUR VOTE IS IMPORTANT TO US. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.
By Order of the Board of Directors
Daniel G. McBride
Executive Vice President, Chief Operating Officer, General Counsel and Secretary
Dated: February 24, 2026

2026 Annual Meeting of Stockholders
Proxy Summary

Voting Proposals and Recommendations

Voting Proposals		Board Vote Recommendations	Vote Requirement	Page Reference

1	Proposal 1 - Election of Directors	FOR each Director	Majority of Shares Voted	64
2	Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Majority of Shares Represented	65
3	Proposal 3 - Advisory Vote on Named Executive Officer Compensation	FOR	Majority of Shares Represented	66
Fiscal Year 2025 Business Highlights

Total Revenue	GAAP Diluted EPS	Non-GAAP Diluted EPS	Free Cash Flow
$4.09B	$1.87	$4.13	$434M

We are a global medical device company focused on helping people experience life’s beautiful moments. We are proud of our successes during the 2025 fiscal year and our momentum entering fiscal 2026.
Fiscal Year 2025 highlights(1) include:
•Revenue of $4.09 billion, up 5% from fiscal 2024, up 5% in constant currency, up 4% organically.
•Gross margin of 66% compared with 67% in fiscal 2024. Non-GAAP gross margin was 68% compared with 67% in fiscal 2024.
•Operating margin of 17% compared with 18% in fiscal 2024. Non-GAAP operating margin was 26% compared with 25% in fiscal 2024.
•Cash provided by operations of $796.1 million offset by capital expenditures of $362.4 million resulted in free cash flow of $433.7 million.
•The Company repurchased $290.1 million of common stock, approximately 4.1 million shares, at an average price of $69.30.
•In September 2025, the Board of Directors (the "Board") expanded the share repurchase program by $1 billion, bringing the total authorization to $2 billion. At the end of the fourth quarter of fiscal 2025, nearly $1 billion remained available for additional repurchases.
•During the fourth quarter of fiscal 2025, the Company completed significant reorganization and integration activity. These efforts began in early third quarter of 2025 and advanced quickly with a clear focus on improving operational efficiency and reducing back-office costs. By leveraging prior IT investments and AI capabilities, key support functions were integrated, unlocking meaningful productivity gains. At the same time, acquisition-related integration work was completed, strengthening our platform for scalable growth. In total, this activity resulted in approximately $89 million in cash and non-cash charges, and we expect annual pre-tax savings of approximately $50 million beginning in fiscal 2026.
(1) For a reconciliation between GAAP and non-GAAP measures, see Reconciliation of Selected GAAP Results to Non-GAAP Results.

CooperCompanies 2026 Proxy Statement	1

Corporate Governance Highlights
Director Nominees for Consideration at the Annual Meeting

			Committee Memberships
Name	Director Since	Age	Audit	Corporate Governance & Nominating	Organization & Compensation	Independent

Colleen E. Jay (Chairman)	2016	63

Barbara A. Carbone	2025	67

Lawrence E. Kurzius	2023	68

Cynthia L. Lucchese	2022	65

Teresa S. Madden	2020	70

Maria Rivas, M.D.	2021	62

Walter M Rosebrough, Jr.	2026	71

Robert S. Weiss	1996	79

Albert G. White III (CEO)	2018	56

– Committee Chair      – Committee Member
Board Composition Snapshot
The following graphs reflect the composition of our Board continuing in office following the Annual Meeting, assuming the election of all nominees:

2	CooperCompanies 2026 Proxy Statement

Executive Compensation Highlights
Fiscal Year 2025 Compensation Highlights
Our executive compensation program is designed to support our business and compensation objectives, and to reinforce our pay for performance culture through performance-based compensation that rewards achievement of our financial goals and positive stockholder outcomes. In fiscal 2025, our Named Executive Officers ("NEOs") were eligible for a combination of annual cash bonuses and long-term equity incentives provided as a combination of performance-based awards ("PSUs") and time-vested stock options and/or restricted stock units (“RSUs”).
Executive Compensation Practices
Our executive compensation policies and practices reinforce our "pay for performance" philosophy and ensure that compensation is meaningfully tied to the creation of long-term stockholder value. Listed below are highlights of our compensation policies and practices:

Things We Do
Entirely independent Organization & Compensation Committee ("OCC")
Assessment by the OCC of link between compensation and performance at least annually
Review by the OCC of executive compensation program and individual compensation packages at least annually
Use of independent compensation consultants
“Double trigger” (change in control accompanied by an involuntary loss of employment) requirements for receipt of payments and benefits under employment agreements
Annual review of management succession planning process
Robust stock ownership guidelines applicable to our executive officers
Limited perquisites based on specific business rationale
Compensation recovery (“clawback”) policy applicable to executive officer incentive compensation
Exercise discretion to reduce annual cash incentive awards if determined necessary to ensure rigor required to earn incentive compensation

Things We Don’t Do
No guaranteed annual salary increases
No guaranteed annual bonuses or long-term incentive awards
Prohibition on hedging and speculative transactions in Company securities by our officers and directors
No supplemental executive retirement plan or other executive deferred compensation plans
No related party transactions without approval from our Audit Committee ("AC" or the "Audit Committee")
No repricing of long-term incentives without stockholder approval
No tax gross ups for NEOs in connection with “change in control” payments

CooperCompanies 2026 Proxy Statement	3

Performance-Based Executive Officer Pay
Approximately 93% of Mr. White’s target total direct compensation for fiscal 2025 was tied to financial and stockholder return outcomes, including 50% of total equity award value granted in the form of PSUs which only vest on achievement of financial performance over a three-year period. Approximately 83% of target total direct compensation for our other NEOs (on average) was tied to financial and/or stockholder return outcomes.
Target Total Compensation Fiscal 2025

Base Salary	Base Salary
Cash Bonus	Cash Bonus
Time-Based RSUs/Stock Options	Time-Based RSUs/Stock Options
Performance Awards	Performance Awards

4	CooperCompanies 2026 Proxy Statement

Corporate Governance

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments around corporate governance and review our policies and practices as needed. We comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission ("SEC") and the Nasdaq Global Select Market (“Nasdaq”) and implement other corporate governance practices we believe are in the best interests of the Company and its stockholders.
In keeping with this commitment:
•All members of our Board are independent, other than Mr. White (our Chief Executive Officer).
•All members of the committees of our Board are independent.
•Board members stand for re-election annually and our corporate Bylaws include a majority voting standard for the election of our directors.
•Our Bylaws include standard proxy access provisions.
•The Board is active in oversight of risk and risk management.
•We do not maintain a stockholder rights plan (“poison pill”).
•We are committed to corporate social responsibility and sustainability.
Additionally, we maintain various corporate policies that reflect our dedication to good governance. We believe that the policies and practices currently in place enhance our stockholders’ interests.
Role of the Board
Our Board oversees the Chief Executive Officer ("CEO") and other senior management to ensure that the long-term interests of stockholders are being served. Directors are expected to take a proactive, focused approach to ensure that the Company is committed to business success through the maintenance of high standards of responsibility and ethics.
Board Leadership
Under our Corporate Governance Guidelines, the Chairman of the Board ("Chair" or "Chairman") shall be an independent Board member and the roles of Chairman and CEO shall be held by separate individuals whenever possible. We believe this division provides a balance between the independence of our directors and the experience of our officers. We feel that maintaining a separation between the Chair and the CEO provides for strong, knowledgeable leadership of the Board separate from the CEO’s immediate, day-to-day involvement with the Company.
Board Independence
In making determinations regarding independence, the Board considers the objective requirements for independence set forth by the SEC and Nasdaq. The Board has confirmed that each independent director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board and its committees conduct regular self-evaluations and review director independence and committee composition to ensure continued compliance with applicable regulations.

CooperCompanies 2026 Proxy Statement	5

Additionally, under our Corporate Governance Guidelines, directors are not permitted to serve on the boards of more than three other public companies while they serve on our Board and a director who is an active executive officer of the Company or any other public company may not serve on more than one other public company board in addition to the Board. Service as a director of any public company requires approval of the CGNC. We do not limit service on private company boards or with non-profit organizations. The Board considers these affiliations and professional relationships on a case-by-case basis to ensure there are no conflicts of interest with the Company or other factors that would impair the relevant non-employee director’s independence from the Company.
Board Meetings and Attendance
The Board met six times during fiscal 2025. The non-employee directors hold executive sessions in connection with regular meetings of the Board and more often as they deem appropriate. The Chairman presides over executive sessions.
During the 2025 fiscal year, each director then appointed attended at least 75% of the board meetings and meetings of committees on which the director served. We do not maintain a formal policy regarding director attendance at the annual meeting of stockholders and no directors attended the 2025 annual meeting of the stockholders (the "2025 Annual Meeting").
Annual Board and Committee Self Evaluations
The Board conducts an annual self-evaluation to assess whether the Board, its committees, and each member of the Board are working effectively and to provide an opportunity to reflect upon and improve processes and effectiveness.
The Corporate Governance and Nominating Committee ("CGNC") designs and oversees the overall evaluation framework and, in fiscal 2025, utilized the services of a third-party provider to administer a questionnaire. Topics for the evaluation included strategy and performance; risk, financial monitoring and crisis control; succession planning and human capital management; mission, vision and values; ethics and accountability; board composition, structure and culture; Board meetings and administration; the Board's relationship to management; stakeholder and industry relations; and overall effectiveness. Topics for evaluation of each Board committee included meetings, structure and administration; composition and culture; and roles and responsibilities. Responses to the questionnaires were aggregated and evaluation reports with statistical analysis, heat maps and priority graphs were provided and reviewed by the Board and each committee.
Related Party Policy and Transactions
We review all relationships and transactions in which the Company and our directors and executive officers, or their immediate family members, are participants. The Company’s legal team is primarily responsible for monitoring and obtaining information from the directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.
Management reports related party transactions to the Audit Committee in accordance with written policy and the Audit Committee reviews and approves (or ratifies) all transactions between the Company and related parties that are required to be disclosed under SEC rules.
Under this policy, the Audit Committee has deemed certain transactions to be pre-approved or ratified even if the aggregate amount involved exceeds thresholds that would otherwise require disclosure as follows:
•Compensation paid for service as executive officer of the Company, provided such compensation has been approved by the OCC and the executive officer is not an immediate family member of another related party;
•Transactions involving the recovery of incentive-based compensation as required under any policy established by the Company for that purpose;
•Compensation for service as a non-employee director provided such compensation is required to be reported in the Company's proxy statement;
•Transactions where the related party’s only interest arises from the ownership of the Company’s common stock and all holders of the Company's common stock received the same benefit on a pro rata basis (such as payment of regular dividends or stock splits);
•Transactions between parent and subsidiary entities within the Company’s subsidiary structure, joint ventures, equity investments, and limited liability entities;

6	CooperCompanies 2026 Proxy Statement

•Transactions where law or government authority regulate the rates or charges; and
•Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
KPMG LLP ("KPMG"), as our independent registered public accounting firm, reviews our controls around the identification and reporting of related party transactions as required by current accounting and auditing standards.
We have determined that there were no related party transactions requiring disclosure during the 2025 fiscal year.
Board Committee Structure
The Board currently maintains three standing committees as described below. Committee membership is determined by the Board and reviewed regularly. As required by the SEC and Nasdaq, all members of our AC, CGNC and OCC are independent directors.
Each committee maintains a written charter detailing its authority and responsibilities. These charters are updated periodically as legislative and regulatory developments and business circumstances warrant.
All committee charters are available on our website at https://investor.coopercos.com/corporate-governance. The information about our website and its content, together with other references to the website made in this Proxy Statement, is for informational purposes only. The content of our website is not deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.

Audit Committee

Key Responsibilities:
•Oversee our independent registered public accounting firm (the “Independent Auditor”), including the audit plan and budget and monitoring independence and performance
•Review and discuss the annual audited financial statements and quarterly financial statements with management and the Independent Auditor
•Oversee the Company's enterprise risk management, including AI governance, and information security programs
•Establish procedures for the receipt, retention and treatment of confidential complaints received by the Company regarding accounting, internal accounting controls or auditing matters
•Oversee the Company's internal audit function and internal accounting and financial controls
•Oversee the Company's treasury and investment matters
•Review related party transactions and policies and procedures

Current Committee Members: •Teresa S. Madden (Chair) •Barbara A. Carbone •Maria Rivas, M.D.

Meetings in fiscal 2025: 6

CooperCompanies 2026 Proxy Statement	7

Corporate Governance & Nominating Committee

Key Responsibilities:
•Review Board composition, determine criteria for selecting directors, identify potential new directors, and make recommendations to the Board with respect to nominees for director
•Oversee committee structure, membership and succession
•Review Board leadership structure
•Monitor director independence
•Develop and make recommendations to the Board with respect to Corporate Governance Guidelines and other governance matters
•Oversee the continuing education program for directors
•Monitor compliance with the Company's Code of Conduct, review any conflicts of interest, and determine any waivers under the Code of Conduct
•Oversee the Company's strategies and policies regarding environmental and social matters
•Oversee Board and committee self-evaluations

Current Committee Members: •Cynthia L. Lucchese (Chair) •Lawrence E. Kurzius •Maria Rivas, M.D. •Walter M Rosebrough, Jr.

Meetings in fiscal 2025: 7

Organization & Compensation Committee

Key Responsibilities:
•Evaluate and approve the Company's compensation philosophy, policies, and procedures, including an annual risk assessment of the compensation policies
•Evaluate and approve CEO and other executive officer performance and compensation, including any employment agreements
•Determine the Company's peer group used for compensation decisions
•Review and make recommendations to the Board regarding director compensation
•Oversee the Company's incentive compensation and equity-based plans and policies and the Company's compensation recovery policy
•Oversee succession planning for the CEO and other executive officers
•Oversee the Company’s strategies, policies and practices with respect to human capital management and talent development
Organization & Compensation Committee Interlocks and Insider Participation
None of the current members of the OCC, or any member that served during the 2025 fiscal year, is or has been at any time an officer or employee of the Company or its subsidiaries. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or the OCC (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or the OCC.

Current Committee Members: •Colleen E. Jay (Chair) •Lawrence E. Kurzius •Cynthia L. Lucchese

Meetings in fiscal 2025: 5

8	CooperCompanies 2026 Proxy Statement

Board's Role in Risk Oversight
General
Our Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our stockholders. While our management team has responsibility for the day-to-day assessment and management of potential business risks, the Board maintains responsibility for ensuring an appropriate culture of risk management and setting the proper “tone at the top.”
In this function, the Board, directly and through its committees, has oversight responsibilities for our risk management processes and in understanding the steps taken by management to address specific risks, including competitive, legal, regulatory, operational, and financial risks.
Each committee of the Board also regularly assesses risks related to its area of focus in connection with execution of committee responsibilities. For this purpose, each committee has the ability to engage outside advisors as needed, regularly meets in executive session with key management personnel, and maintains full access to management. The Board believes that delegation of certain responsibilities and oversight functions to its committees allows for a more robust oversight process, utilizing the technical expertise and subject matter focus of the Board's individual committees.
Enterprise Risk Management
To further strengthen risk oversight, we have adopted an enterprise risk management ("ERM") program led by a Risk Leadership Committee ("RLC") that includes our Chief Operating Officer and General Counsel and our Chief Financial Officer. The RLC is supported by a Global Risk Committee composed of senior business leaders who provide periodic assessments of the key risks, mitigation activities and trends related to their functional areas. These assessments are reviewed by the RLC and compiled into a formal report provided to the Audit Committee at least annually. The ERM program combines with regular processes and communications throughout the Company, including between management and the Board and its committees, to ensure business risks are addressed continually in a structured manner.
Cybersecurity Risks
The Audit Committee has oversight responsibility for our information security programs and receives updates at least quarterly from management on matters related to cybersecurity incidents. Our Chief Information Officer also provides a detailed, in-person update to the Audit Committee or to the full Board at least annually.
This update includes a discussion of significant threats to our systems, risk mitigation strategies, program assessments, planned improvements, and status of information security initiatives. We also maintain cyber liability insurance coverage that is designed to provide protection against specified losses and liabilities, such as data breach recovery and response, security incidents and network and business interruptions. Additional information regarding our cybersecurity program can be found in our 2025 Annual Report.
Risk and Compensation
The OCC regularly reviews and assesses the possible risks related to our compensation programs. Based on this assessment, the OCC has concluded that the structure of our compensation programs does not create unreasonable risk or the likelihood of a material adverse impact on the Company.
In making this determination, the OCC considered possible compensation-based risks and means by which potential risks may be mitigated, including the operation of our internal control structure and the Committee’s oversight. The OCC also considered the structure of our compensation programs, including:
•Oversight of executive compensation by an independent committee of the Board;
•Use of an independent compensation consultant and annual review of compensation against an appropriate peer group;
•The use of a combination of short- and long-term compensation programs to create a balanced mix of pay components for our executives;
•Capped bonus targets for annual incentives and equity grant guidelines to govern the size of grants;

CooperCompanies 2026 Proxy Statement	9

•Equity ownership guidelines for our senior executives to strengthen the connection between executive and stockholder interests;
•A compensation recovery (“clawback”) policy to reduce the risk that executives would be motivated to maximize performance in a specific period over long-term goals; and
•Double-trigger change-in-control provisions in agreements with our NEOs to prevent guaranteed payouts.
Additional information regarding our executive compensation program and how financial performance is tied to the compensation of our NEOs can be found in the section in this Proxy Statement entitled Compensation Discussion and Analysis.
Management Succession Planning
At least annually, and more often as deemed appropriate, the OCC meets with management to discuss succession plans for our executive management, including our CEO. Succession plans are designed to allow for an orderly transition of top executive posts either in the ordinary course of business or in response to emergency situations. Management develops and presents plans for identification, mentoring, and continuing development of potential internal candidates for executive leadership positions. The OCC provides oversight, input, and recommendations regarding the criteria to be used for identification of potential candidates for succession to leadership positions. The OCC also meets with individual members of management occasionally throughout the year to assess leadership development within the executive team.
Corporate Governance Policies
Corporate Governance Guidelines
We maintain Corporate Governance Guidelines which specify our standards for director qualifications, director responsibilities, Board committees, director access to our executive officers and employees, director orientation and continuing education, service on other boards by our directors and performance evaluations of the CEO and of the Board and its committees. The Corporate Governance Guidelines also address compensation and stock ownership requirements for our non-employee directors. The Corporate Governance Guidelines are available at https://investor.coopercos.com/corporate-governance.
Code of Conduct
Our Code of Conduct (the “Code”) is designed to reflect current best practices and our commitments to integrity, excellence, respect, our communities and to doing what is right in how we do business. We have designed the Code to provide guidance regarding compliance with laws, regulations, and Company policies, and we regularly communicate with employees regarding the Code to ensure familiarity and awareness. The Code applies to all employees, including our CEO, Chief Financial Officer and other executive officers, and to non-employee directors. We require that employees annually certify their agreement to abide by the Code.
The Code provides guidance on multiple topics, including: (i) conflicts of interest; (ii) the protection and proper use of Company assets; (iii) relationships with customers, suppliers, competitors, and associates; (iv) government relations and anti-corruption regulations; and (v) compliance with laws and regulations, including laws and regulations relating to insider trading, equal employment opportunity, harassment, and health and safety. We have also added content regarding preventing fraud and money laundering, use of social media, promoting human rights, and our commitments to environmental and social initiatives. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.
The Code has been translated into multiple languages to facilitate readability and all employees receive a copy of the Code both at their date of hire and annually. The Code is also posted on our internal web pages for ease of access and is available at https://investor.coopercos.com/ethics-compliance.
Amendments to the Code, and any waivers of the Code granted to directors or executive officers, will be made available through our website.

10	CooperCompanies 2026 Proxy Statement

Insider Trading Compliance Policy: Hedging & Pledging
We have implemented an Insider Trading Compliance Policy that applies to senior executives, including our NEOs and all members of the Board. Under this policy, trading in Company securities is prohibited except during specifically designated windows. Additionally, executives and members of the Board are prohibited from engaging in various trading practices which would suggest speculation in our securities, including short sales, puts, calls, forward sales, equity swaps, or other hedging transactions. Our policy does permit executives and members of the Board to pledge securities as collateral, but only upon prior notice to, and approval from, the Company.
Sustainability Initiatives
We believe that conducting business in a socially and environmentally responsible manner is important to our long-term success. Recognizing the impact that sustainability matters have on our business, we continue to evaluate our programs and update them as appropriate to ensure that corporate responsibility remains a key focus of our business.
The CGNC has oversight responsibility for our overall environmental and social matters under its charter while specific topics continue to be overseen by other committees as appropriate, including cybersecurity and AI oversight by the Audit Committee and human capital management review by the OCC.
We released our annual Corporate Sustainability Report in May 2025, and it can be found at https://www.coopercos.com/sustainability. The report is designed to provide transparency regarding our sustainability efforts and we encourage you to read it for information regarding our sustainability initiatives, activities in furtherance of our commitment to the United Nations Sustainable Development Goals, human capital management and commitments to data privacy and security.
Highlights from the report include:
•We maintained 100% renewable electricity sourcing at all of our CooperVision facilities in New York and the UK;
•Seven of our global locations have achieved certification under the SCS Zero Waste Certification Program;
•We prevented 12M kilograms of plastic waste (as of December 31, 2025) from entering the ocean since the start of our Plastic Bank partnership in 2021; and
•Ten of our facilities are Leadership in Energy and Environmental Design (LEED) or Building Research Establishment Environmental Assessment Method (BREEAM) certified.
Additional information regarding our sustainability initiatives and supplemental business practices can be found at www.coopercos.com/social-environmental-impact and https://investor.coopercos.com/supplemental-business-practices, respectively.

CooperCompanies 2026 Proxy Statement	11

Audit Matters

Independent Auditor
The Audit Committee is solely responsible for the appointment, compensation, retention, and termination of the Independent Auditor for the purpose of (i) preparing or issuing an audit report or related work or (ii) performing other audit, review, or attest services for the Company.
Oversight
Oversight of the work of our Independent Auditor includes:
•Review and approval of the planned scope of our annual audit;
•Review of the Independent Auditor's continued independence;
•Review and pre-approval of any audit and non-audit services that may be performed by our Independent Auditor;
•Review of the adequacy of our internal financial and disclosure controls with management and the Independent Auditor;
•Review of our critical accounting policies and the application of accounting principles;
•Review of the auditors’ report and critical audit matters presented by the Independent Auditor; and
•Monitoring of the Independent Auditor's rotation of partners on our audit engagement team as required by regulation.
Appointment
The Audit Committee has appointed KPMG to serve as our Independent Auditor and to perform an independent audit of the Company’s consolidated financial statements, as well as our internal controls over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG regarding the fair and complete presentation of the Company’s financial results.
The Audit Committee reviews the independence and quality control procedures of KPMG and the experience and qualifications of KPMG senior personnel that are providing audit services to the Company at least annually. In conducting its review of KPMG, the Audit Committee considers:
•Historical and recent performance, including the results of an internal survey of KPMG’s service;
•Quality and professional reputation, utilizing the questionnaire published by the Center for Audit Quality;
•External data relating to audit quality and performance, including recent PCAOB reports on KPMG and its peer firms;
•The value of KPMG’s services in relation to the fees charged to the Company;
•KPMG’s tenure as our Independent Auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting;
•KPMG’s capability and expertise in handling the breadth and complexity of our worldwide operations;
•KPMG’s compliance with the partner rotation requirements established by the SEC;

12	CooperCompanies 2026 Proxy Statement

•KPMG’s integrity and objectivity; and
•KPMG’s independence from the Company consistent with PCAOB Rules, and the impact that any relationships or services may have on the objectivity and independence.
The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG that may impact the auditor independence evaluation.
Based on this evaluation, including the factors discussed above, the Audit Committee has concluded that KPMG is independent and believes it is in the best interests of the Company and its stockholders to retain KPMG to serve as our Independent Auditor for the 2026 fiscal year.
The Audit Committee has also set clear hiring policies regarding the Company’s hiring of present or former employees of KPMG.
Procedures for Handling Accounting Complaints
The Audit Committee has established procedures for receipt and handling of potential complaints that we may receive regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In furtherance of this goal, we have established a confidential reporting system managed by an independent third-party vendor through which employees may report concerns about our business practices. The reporting system provides both a telephone hotline and online reporting options in multiple languages.
Audit Fees
The Audit Committee or its Chair approved all audit services provided by KPMG for the fiscal year ended October 31, 2025 prior to the work being performed. The total fees paid or payable to KPMG for the last two fiscal years are as follows:

	Fiscal Year Ended
	October 31, 2025	October 31, 2024

Audit Fees	$7,199,350	$6,652,296
Audit Related Fees	$—	$—
Tax Fees	$—	$4,522
All Other Fees	$3,435	$100,000
Total Fees	$7,202,785	$6,756,818
•Audit Fees include the audit of the Company’s annual financial statements, review of financial statements included in each of our Quarterly Reports on Form 10-Q and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes audit related work for material weakness remediation, acquisitions and ERP system implementation.
•Tax Fees primarily relate to tax consulting services.
•All Other Fees include general consulting services not related to the audit or review of our financial statements.
Our Audit Committee determined that the rendering of non-audit services by KPMG was compatible with maintaining the independence of KPMG.

CooperCompanies 2026 Proxy Statement	13

Pre-Approval Policy and Procedures
Consistent with the requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation, and overseeing the work of our Independent Auditor. In recognition of this responsibility, the Audit Committee has a practice of, and has adopted a policy and procedures for, the pre-approval of audit and non-audit services rendered by our Independent Auditor. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service. All of the services provided by KPMG for our fiscal years ended October 31, 2025 and 2024, as described in the “Audit Fees” table, were pre-approved by the Audit Committee or ratified by the Audit Committee upon pre-approval by the Chair of the Audit Committee. Our Audit Committee has determined that the rendering of services other than audit services by KPMG is compatible with maintaining the principal accountant’s independence.
Report of the Audit Committee
The information contained in this report shall not be deemed filed with the SEC and is not incorporated by reference into any filing by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
During fiscal year 2025, the Audit Committee reviewed and discussed with management the processes and procedures associated with our assessment of internal controls over financial reporting, including management’s assessment of the effectiveness of such controls.
The Audit Committee also reviewed the quality and integrity of the Company’s consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of KPMG, and other significant financial matters.
The Audit Committee met six times, including telephonic and/or videoconference meetings, during fiscal year 2025.
The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2025 with management and KPMG, and management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (GAAP).
The Audit Committee discussed with KPMG the matters required to be discussed by the PCAOB Auditing Standard No. 1301 “Communication with Audit Committees” and received both the written disclosures and the letter from KPMG that are mandated by applicable requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee discussed KPMG’s independence from the Company with the lead engagement partner.
Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2025 and be filed with the SEC.
AUDIT COMMITTEE
Teresa S. Madden (Chair)
Barbara A. Carbone
Maria Rivas, M.D.

14	CooperCompanies 2026 Proxy Statement

Directors

Director Nomination Process
The CGNC is responsible for identification and recommendation of qualified candidates to present to the Board for consideration as director nominees. As part of this responsibility, the CGNC annually considers the size, composition, and responsibilities of the Board. The CGNC considers the background and skills of the current Board members, the needs of the Board, and the qualifications of any potential candidates prior to making recommendations regarding nominations.
Stockholder nominations must be received on a timely basis and meet the criteria set forth below and in the information on Stockholder Proposals and Nominations for Director.
Criteria for Nominees
In evaluating the suitability of individual nominees, the CGNC and the Board consider many factors, including:
•A high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments;
•Experience in corporate management, including serving as an officer or former officer of a publicly held company;
•Experience as a board member of another publicly held company;
•Professional and academic experience relevant to the Company's industries, including ;
•Strength of the candidate's leadership skills;
•Experience in finance and accounting, corporate governance and/or executive compensation;
•Availability of time required for preparation, participation and attendance at Board and/or committee meetings; and
•Diversity of gender, race or ethnicity.
The CGNC also considers whether a candidate’s personal and professional background will strengthen the makeup of the Board and enhance the quality of deliberations and decisions. The CGNC believes it is important to have directors with a variety of experiences, qualifications, skills and backgrounds to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company's business and structure. Consistent with this philosophy, the CGNC seeks directors who represent a mix of backgrounds, skills and experiences, and is committed to including candidates in each search who reflect diverse backgrounds.
Board Refreshment
The Board has not adopted formal term limits or retirement age requirements; however, the Board is committed to refreshment of the Board on a regular basis to ensure a balance of innovative ideas with experienced leadership.
In furtherance of this commitment, the Board has worked actively to develop internal policies and practices to ensure regular refreshment of appointments and the CGNC has developed a succession planning framework to ensure continued refreshment of Board appointments.
Six of our continuing directors joined the Board within the past five years, and eight of our nine continuing directors have served for less than ten years. The Board views the current composition as a meaningful demonstration of its efforts to refresh its membership and expects to continue these efforts going forward.

CooperCompanies 2026 Proxy Statement	15

The Nominees
The nominees presented for election as directors are listed below. Each nominee listed below currently serves on the Board and there are no family relationships between any of the nominees, or between the nominees and any of our officers.
Each nominee, if elected, will serve as a director until the next annual meeting or until their successor is duly elected and qualified. All nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but if a nominee is unable to serve, the Board may either propose an alternate nominee or elect to reduce the size of the Board. If an alternative nominee is proposed, proxies will be voted for the alternative nominee.
Director Nominees for Consideration at the 2026 Annual Meeting

			Committee Memberships				Financial Expert, on AC	Other Public Boards	Demographics
Current Directors	Since	Age	AC	CGNC	OCC	Independent			Gender	Race / Ethnicity

Colleen E. Jay (Chairman)	2016	63						2	F	White

Barbara A. Carbone	2025	67						2	F	White

Lawrence E. Kurzius	2023	68						2	M	White

Cynthia L. Lucchese	2022	65						–	F	White

Teresa S. Madden	2020	70						1	F	White

Maria Rivas, M.D.	2021	62						–	F	Hispanic

Walter M Rosebrough, Jr.	2026	71						1	M	White

Robert S. Weiss	1996	79						–	M	White

Albert G. White III (CEO)	2018	56						1	M	White

– Committee Chair      – Committee Member
Director Nominee Strengths

Executive Leadership Experience 100% 9 of 9 Directors	Public Company Board Experience 100% 9 of 9 Directors	Finance & Accounting / Risk Management 100% 9 of 9 Directors	Investments / Strategic Planning / M&A 100% 9 of 9 Directors

Global Business Experience 100% 9 of 9 Directors	Healthcare Industry 78% 7 of 9 Directors	Government / Regulatory 89% 8 of 9 Directors	Manufacturing / Distribution / Supply Chain 89% 8 of 9 Directors

16	CooperCompanies 2026 Proxy Statement

Ms. Carbone is a seasoned audit leader with nearly 40 years of experience advising global companies across the medical device, manufacturing, and technology sectors, bringing strong financial oversight and deep familiarity with CooperCompanies from more than two decades supporting its audit in various roles.
Ms. Carbone served as an Audit Partner at KPMG LLP until her retirement in 2019. She served on the KPMG Partnership Audit Committee for six years, including three years as the chairperson, and as the National Partner in Charge of Human Resources for the Audit Practice. In this role, Ms. Carbone co-led the strategic centralization of HR and its practices and policies firmwide, including the design and implementation of global performance management processes, compensation strategy, and succession planning.
Ms. Carbone serves as a member of the board of directors, chair of the audit & finance committee, and member of the compensation committee of Limoneira Company (NASDAQ: LMNR). She also serves on the board of directors and is chair of the audit committee of Bob’s Discount Furniture (NYSE: BOBS).
Ms. Carbone served as board chair, audit committee chair and member of the compensation and workforce committee at TrueCar, Inc. (NASDAQ: TRUE) from August 2020 until its sale in 2026. She also served on the board of directors, as a member of the audit committee, and as chair of both the compensation committee and nominating & corporate governance committee of DZS, Inc. (NASDAQ: DZSI) from 2021 through 2025. From 1998 through 2019, she served as a member of the board of directors and chair of the audit committee of the Women’s Business Enterprise National Council, and from 2008 through 2023, she served on the board of trustees of the Exploratorium, a museum of science, technology, and arts in San Francisco.
She holds a B.S. in Business Administration (Accountancy) from California State University at Sacramento.
Ms. Carbone was recommended for nomination to the Board by the CGNC.

Barbara A. Carbone

Age: 67

Director since 2025

Independent Director

Committees: •Audit

CooperCompanies 2026 Proxy Statement	17

Ms. Jay is a distinguished global Fortune 50 leader with nearly 35 years of experience running multinational, multibillion-dollar businesses, bringing deep expertise in innovation, brand building, organizational leadership, strategic alternatives, and transformational growth. As Chairman of the Board, she adds extensive board and committee leadership and a strong understanding of CooperCompanies’ business, backed by a proven executive track record of driving strategy, operational excellence, and sustained value creation.
Ms. Jay served as a Global Division President for Procter and Gamble (P&G) (NYSE:PG) until her retirement in October 2017, after 32 years with the multi-national consumer goods company leading large global ($8-$15 billion) businesses and organizations. Her most recent operational role was President of the Global Beauty Specialty Business, where beginning in 2015 she led the Wella Professional Salon, Cosmetics, Retail Hair Color, and Fragrance businesses and oversaw their successful divestiture. From 2012 to 2015, she led P&G’s multi-billion-dollar Global Retail Hair Care and Color division, including the billion-dollar Pantene and Head & Shoulders brands, and from 2010 to 2012 she served as President of the Global Female Beauty division. She also served as VP & General Manager, Greater China from 2006 to 2009. She worked in various positions with P&G since 1985 and has resided in/led operational units in the United States, Canada, China, and Europe.
Ms. Jay serves on the board of Treasury Wine Estates (ASX: TWE), a publicly traded company making and selling wine for the global market. She also serves on the board of Beyond Meat, Inc. (NASDAQ: BYND) and is Chair of the Human Capital and Compensation Committee and a member of the Risk Committee.
Ms. Jay holds an Honours Bachelor of Business Administration from Wilfrid Laurier University, graduating with high distinction.

Colleen E. Jay

Age: 63

Director since 2016

Independent Director Chairman of the Board

Committees: •Organization & Compensation (Chair)

18	CooperCompanies 2026 Proxy Statement

Mr. Kurzius is a highly respected global business leader who brings extensive public company leadership, including as CEO, and experience in long-range strategic planning, consumer marketing, human capital management, and enterprise risk management, and has demonstrated a strong record of driving performance and sustained growth throughout his career leading multinational organizations.
Mr. Kurzius served as the Chief Executive Officer of McCormick & Company, Incorporated (NYSE: MKC) from 2016 to 2023 and as its President from 2015 to 2022. While he was CEO, the company more than doubled its market value. He previously held roles of increasing responsibility at McCormick, including President and Chief Operating Officer from 2015 to 2016, President of McCormick’s global consumer business from 2013 to 2016, Chief Administrative Officer from 2013 to 2015, President of the international business from 2008 to 2013, and President of EMEA from 2007 to 2008. Previously, Mr. Kurzius was the Chief Executive Officer of Zatarain’s, where he worked for 12 years before the company was acquired by McCormick. Prior to this, Mr. Kurzius was a marketing executive with the Quaker Oats Company and Mars Inc.’s Ben’s Original (formerly Uncle Ben’s).
Mr. Kurzius currently serves as the Chairman of the Board of Elanco Animal Health Inc. (NYSE: ELAN) since 2024; he has served as a member of its board as well as on its corporate governance committee, audit committee and as chair of its compensation and human capital committee since 2018. He also serves on the board of Lamb Weston (NYSE: LW), as well as on its compensation and human capital committee and nominating and corporate governance committee, since July 2025.
Mr. Kurzius previously served as a member of the board of McCormick until 2025, as the Executive Chairman from 2023 to 2024 and as the Chairman from 2017 to 2023.
Mr. Kurzius holds an A.B. in economics from Princeton University, graduating magna cum laude.

Lawrence E. Kurzius

Age: 68

Director since 2023

Independent Director

Committees: •Corporate Governance & Nominating •Organization & Compensation

CooperCompanies 2026 Proxy Statement	19

Ms. Lucchese brings over 30 years of senior corporate leadership, including nearly 20 years as a CFO, with deep expertise in strategy, M&A, international business, finance, and accounting, complemented by extensive board and governance experience across numerous healthcare and medical device companies.
Ms. Lucchese served as Chief Strategy Officer for Penske Entertainment Corp from 2020 until her retirement in 2023. From 2014 to 2020, she was Chief Administrative Officer and Chief Financial Officer where she worked on the sale of Hulman and Company to Roger Penske. Previously, she served as SVP and Chief Financial Officer of Hillenbrand (NYSE: HI) from 2008 to 2014. Prior, Ms. Lucchese was SVP and Chief Financial Officer of Thoratec from 2005 to 2007. She also held various senior financial roles at Guidant Corporation (NYSE: GDT) from 1994 to 2005.
Ms. Lucchese is a member of the board of BVI Medical, a private global ophthalmic device company, and serves as chair of the audit committee. She is a member of the board of Microtransponder, a private medical device company focused on chronic stroke recovery and serves as chair of the audit committee.
Ms. Lucchese previously served on the board of Inari Medical, a company focused on the treatment of venous thromboembolism and other venous diseases, from 2019 until its acquisition by Stryker in 2025, where she chaired the nominating & corporate governance committee and the audit committee. She also served on the board of Relievant Medsystems, Inc., a private medical device company, from 2022 until its sale to Boston Scientific in 2023, where she was chair of the audit committee. Ms. Lucchese also served on the board of Hanger, Inc., a provider of orthotic and prosthetic care services and products, until its acquisition in 2022 by Patient Square Capital, where she served on the audit and compensation committees, and on the board of Intersect ENT from 2014 until its acquisition by Medtronic, Inc. in 2022, where she served as chair of the audit committee and a member of the nominating & corporate governance committee.
Ms. Lucchese served on the Board of Trustees for Indiana University from 2021 to 2025, as vice chair of the board and chair of the finance and audit committee.
Ms. Lucchese holds a B.S. in Accounting and MBA from the Indiana University Kelley School of Business.

Cynthia L. Lucchese

Age: 65

Director since 2022

Independent Director

Committees: •Corporate Governance & Nominating (Chair) •Organization & Compensation

20	CooperCompanies 2026 Proxy Statement

Ms. Madden is an accomplished financial executive and active CPA with more than three decades of public company experience, having led all finance functions as CFO of a Fortune 300 company and through additional financial oversight through her service on public company audit committees.
Ms. Madden served as EVP and Chief Financial Officer of Xcel Energy, Inc. (NASDAQ: XEL) from 2011 to until her retirement in 2016 with responsibility for all financial functions, including controllership, treasury, tax, risk management, internal audit, budgeting and forecasting, investor relations, regulatory revenue requirements, and corporate development. At Xcel, Ms. Madden was directly responsible for managing an annual capital investment spend in excess of $3 billion and external financing requirements ranging from $1-$2 billion. From 2004 to 2011, she served as VP, Controller & Principal Accounting Officer, and from 2003 to 2004 as VP of Finance for Customer & Field Operations. Prior to these roles, she served as Corporate Controller & Interim Chief Financial Officer at Rogue Wave Software from 2000 to 2003, Corporate Controller & Principal Accounting Officer at New Century Energies from 1997 to 2000 and held progressively senior financial positions at Public Service Company of Colorado from 1979 to 1997.
Ms. Madden serves on the board of Enbridge, Inc. (NYSE: ENB) and serves on the governance committee and as chair of the audit, finance and risk committee. She previously served as a director for Peabody Energy Corporation (NYSE: BTU) from 2017 to 2020 where she served on the health, safety, security & environmental committee and as chair of the audit committee.
She holds a B.S. in Accounting from Colorado State University and an MBA from Regis University and maintains an active Colorado CPA license.

Teresa S. Madden

Age: 70

Director since 2020

Independent Director

Committees: •Audit (Chair)

CooperCompanies 2026 Proxy Statement	21

Dr. Rivas is a highly accomplished physician executive and public-company board director with more than 25 years of global experience advancing medical devices and pharmaceutical products, offering a clinically grounded, data-driven perspective on innovation, regulatory strategy, and long-term growth.
From 2022 to 2025, Dr. Rivas served as Global Chief Medical Officer and Head of Evidence Generation for Pfizer, Inc. (NYSE: PFE), where she managed global operations of several thousand data scientists, healthcare experts, and field staff, oversaw the launch of multiple medical products, and led a digital transformation to optimize product launches and market growth and improve research capabilities. Prior to her role at Pfizer, she served as Chief Medical Officer and SVP for the healthcare business of Merck KGaA (which operates as EMD Serono in the US and Canada) from 2019 to 2022, where she led the Global Pharmacovigilance, Medical Affairs and Evidence and Value Development (HEOR) teams in over 90 countries. Prior to that, Dr. Rivas served as SVP of Global Medical Affairs at Merck & Co (also dba MSD), as VP of Global Medical Affairs at AbbVie (NYSE: ABBV), as VP of Oncology, General Medicine and Diagnostic Imaging Medical Affairs at Bayer Healthcare, and in various roles at Eli Lilly including Head of US Women’s Health Medical Affairs. Before joining Eli Lilly, Dr. Rivas was in private practice as an endocrinologist in Puerto Rico.
Dr. Rivas served as a director for Medidata (NASDAQ: MDSO), a public, mid-cap health technology company, until its merger with Dassault Systèmes, and served as a member of the audit and compensation committees.
Dr. Rivas holds a B.A. in Biochemistry from Brandeis University and an M.D. from Columbia University’s Vagelos College of Physicians and Surgeons. She completed a residency in internal medicine and a fellowship in endocrinology at New York Presbyterian Hospital and is board certified in endocrinology, diabetes, and metabolism.

Maria Rivas, M.D.

Age: 62

Director since 2021

Independent Director

Committees: •Audit •Corporate Governance & Nominating

22	CooperCompanies 2026 Proxy Statement

Mr. Rosebrough brings experience driving significant growth and shareholder returns during his 40+ years in the healthcare industry, including 25 years as CEO in medical devices, having led organizations from startups to multi‑billion‑dollar global enterprises and functions across product development, M&A, marketing, manufacturing, and finance.
Mr. Rosebrough currently serves as CEO Emeritus and Senior Advisor of STERIS plc (NYSE: STE), a global medical device business focused on infection prevention products and services. During his tenure as CEO of STERIS from 2007 to 2021, STERIS’s shareholders received an 18% annualized return compared with 10% for the S&P 500, and the company’s market capitalization increased from $2 billion to $20 billion. His career also includes nearly two decades at Hill-Rom (purchased by Baxter (NYSE: BAX), a global leader in patient support systems, therapeutic products, and workflow information technology where he held senior executive positions, including President and CEO of Support Systems International and President and CEO of Hill-Rom.
Mr. Rosebrough has served on several healthcare industry boards, including the Association for the Advancement of Medical Instrumentation (AAMI), where he currently serves as chair; the Advanced Medical Technology Association (AdvaMed), where he was a member of the executive committee and chair of the compensation and finance committees; and the Medical Device Manufacturers Association.
Mr. Rosebrough currently serves as independent chair of the board of Varex Imaging (NASDAQ: VREX), and independent member of the board of Precipart, a private company.
Mr. Rosebrough holds an MBA from Stanford University, and a BIE from Kettering University.
Pursuant to a letter agreement, dated December 22, 2025, between the Company and Browning West, LP, Mr. Rosebrough was appointed to the Board and the Company included Mr. Rosebrough as a nominee for election at the Annual Meeting.

Walter M Rosebrough, Jr.

Age: 71

Director since 2026

Independent Director

Committees: •Corporate Governance & Nominating

CooperCompanies 2026 Proxy Statement	23

Mr. Weiss is an accomplished public‑company leader with more than five decades of strategic, financial, and operational experience in medical devices and healthcare, offering deep expertise in the global contact lens and women’s health markets and a track-record of delivering long-term shareholder value throughout his tenure with CooperCompanies.
Mr. Weiss served as President from 2008 and Chief Executive Officer of CooperCompanies from 2007 until his retirement in 2018, following his role as President of CooperVision from 2007 to 2008. He previously served as our Chief Operating Officer from 2005 to 2007 and as EVP from 1995 to 2007. Earlier, he served as our Chief Financial Officer from 1989 to 2005 and Treasurer from 1989 to 2002. While CEO, Mr. Weiss led CooperVision into the daily disposable and silicone hydrogel lens business and helped grow its market share from 15% to more than 22%. He also played a pivotal role in the growth of CooperSurgical, contributing to its emergence as a leader in IVF and women’s health. During his time as CEO, CooperCompanies achieved a 17% total shareholder return.
Mr. Weiss served as a director of Accuray Incorporated (NASDAQ: ARAY), a company that develops, manufactures, and sells precise, innovative tumor treatment solutions. He served on its nominating and governance committee and on its audit committee until 2019. He also served as a member of the Board of Trustees of the University of Scranton in Pennsylvania until 2021, including service on its finance, advancement, and audit committees.
Mr. Weiss holds a B.S. in Accounting from the University of Scranton.

Robert S. Weiss

Age: 79

Director since 1996

Independent Director

24	CooperCompanies 2026 Proxy Statement

Mr. White has served as President & Chief Executive Officer and as a member of our Board of Directors since May 2018. Under his leadership, CooperCompanies has developed into a unified, synergistic operating company and global medical device leader – driving strong revenue and profit growth through organizational evolution while elevating CooperVision to the world’s #1 contact lens company by wearers and CooperSurgical to the global leader in fertility devices and a U.S. leader in high‑risk labor and delivery safety.
Prior to his appointment as CEO, Mr. White served in various leadership roles across CooperCompanies, developing an intimate understanding of the business and its markets. He served as Chief Financial Officer from November 2016 to May 2018 and as EVP and Chief Strategy Officer beginning in 2015 and 2011, respectively. From August 2015 to May 2018, he also led the Company’s women’s healthcare business and served as CEO of Cooper Medical Inc., the parent company of CooperSurgical. Earlier in his tenure at CooperCompanies, he held the roles of VP, Investor Relations (2007–2013) and VP and Treasurer (2006–2012). Before joining CooperCompanies, Mr. White spent three years as a Director at KeyBanc Capital Markets and held numerous positions of increasing responsibility within KeyBank National Association over the prior eight years.
Mr. White also serves as a member of the Board of Directors of Evolus, Inc. (NASDAQ: EOLS), a performance beauty company building an aesthetic portfolio of consumer brands. He is Chair of the Compensation Committee and a member of the Audit Committee.
Mr. White holds a B.S. in Finance and an MBA, both from Virginia Tech.

Albert G. White III

Age: 56

Director since 2018

President & Chief Executive Officer

CooperCompanies 2026 Proxy Statement	25

Compensation of Directors
Directors of publicly traded companies have substantial responsibilities and time commitments and, with ongoing changes in corporate governance standards, highly qualified and experienced directors are in high demand; therefore, we seek to provide suitable economic incentives for our directors and to compensate them appropriately for their continued performance, increased responsibilities, and dedication. This compensation applies only to our non-employee directors. Members of the Board who are also our employees receive no additional compensation for their service as directors.
The OCC reviews and recommends compensation amounts for our non-employee directors. The full Board approves compensation based on these recommendations. The OCC considers director responsibilities, compensation practices of our peer companies, and recommendations from Compensia, the OCC's independent compensation consultant, in making non-employee director compensation recommendations to the Board. Compensation levels are reviewed at least annually and modified as the Board considers necessary or appropriate.
Components of Director Compensation
Cash Compensation
In fiscal 2025, our non-employee directors received annual retainers for their service in amounts set forth in the table below. Additional annual retainers, in recognition of additional responsibility, are paid to the Chairman of the Board, the independent Lead Director (if any), and the Chair of each committee of the Board.

Annual Retainer:
Chairman of the Board	$190,000
Lead Director	$91,500
All Other Non-Employee Directors	$65,000
Additional Annual Retainer for Service as a Committee Chair:
Audit Committee	$25,000
Organization & Compensation Committee	$20,000
Corporate Governance & Nominating Committee	$15,000
Equity Compensation
Our non-employee directors automatically receive an annual equity grant ("Annual Equity Grant") in the form of RSUs under the Company’s 2020 Long-Term Incentive Plan for Non-Employee Directors (the “2020 Directors Plan”). The Annual Equity Grant has a total grant date value of $270,000 (or $283,500 and $297,000 in the case of the Lead Director (if any) and Chairman, respectively) and are awarded annually on April 1st. If a non-employee director is appointed or elected after April 1st, then the director will receive a grant on the date of such appointment or election that is proportionally adjusted to reflect the number of months of actual service on the Board during the first fiscal year of their election or appointment.
Awards vest in full on the first anniversary of the date of grant, except that if a director ends their term of service prior to the vesting date, the number of shares released under the award will be prorated according to the portion of the year actually served and the prorated number of shares will be released on the standard April 1 vesting date. If a director’s service were terminated prior to the vesting date for Cause, as defined in the 2020 Directors Plan, the director would immediately forfeit the award.

26	CooperCompanies 2026 Proxy Statement

Director Compensation Table
The following table sets forth the total compensation paid to the non-employee directors for their service on the Board and its committees during the 2025 fiscal year. At present, the non-employee directors are not eligible to participate in our pension programs and no deferred compensation or non-equity incentive plans are available to the non-employee directors.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards(2)(3) ($)	Total ($)

Colleen E. Jay (Chairman)	85,000	269,979	354,979
Barbara A. Carbone(4)	32,500	247,477	279,977
William A. Kozy(5)	39,375	—	39,375
Lawrence E. Kurzius	65,000	269,979	334,979
Cynthia L. Lucchese	78,750	269,979	348,729
Teresa S. Madden	90,000	269,979	359,979
Maria Rivas, M.D.	65,000	269,979	334,979
Walter M Rosebrough, Jr.(6)	—	—	—
Robert S. Weiss	190,000	296,961	486,961
(1)Fees earned represent all cash compensation paid to the non-employee directors for their service during the fiscal year.
(2)Represents the grant date fair value of RSUs granted under the 2020 Directors Plan to all the non-employee directors serving on April 1, 2025, as follows:
- Mr. Weiss, who at the time served as Chairman of the Board, was granted 3,654 RSUs.
- Mses. Jay, Lucchese, and Madden, Mr. Kurzius, and Dr. Rivas were each granted 3,322 RSUs.
The amount reported for Ms. Carbone represents the grant date fair value of 3,050 RSUs she received upon joining the Board on May 1, 2025.
All awards will vest in full on the first anniversary of the grant date, subject to continued service on such date. The amounts shown reflect compensation costs recognized in our financial statements in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2025 Annual Report.
(3) As of October 31, 2025, each non-employee director held the following RSUs and options:

Name	Number of RSUs Outstanding (#)	Shares Underlying Outstanding Stock Options (#)

Colleen E. Jay	3,322	7,064
Barbara A. Carbone	3,050	—
William A. Kozy	—	7,064
Lawrence E. Kurzius	3,322	—
Cynthia L. Lucchese	3,322	—
Teresa S. Madden	3,322	—
Maria Rivas, M.D.	3,322	—
Walter M Rosebrough, Jr.	—	—
Robert S. Weiss	3,654	—
(4)Payment to Ms. Carbone represents a pro rata annual retainer for service as a director from May 1, 2025, the date she joined the Board.

CooperCompanies 2026 Proxy Statement	27

(5) Payment to Mr. Kozy represents a pro rata annual retainer for service as a director through March 2025. Mr. Kozy retired as a director effective on the date of the 2025 Annual Meeting and, accordingly, was not granted RSUs under the 2020 Directors Plan. Mr. Kozy's outstanding options will remain exercisable by their terms for three years from his resignation as a director.
(6)    Mr. Rosebrough joined the Board on January 3, 2026 and did not serve as a director or receive compensation during fiscal year 2025.
Director Stock Ownership Requirements
The Board has adopted stock ownership requirements for non-employee directors. The Board adopted this requirement to strengthen the relationship between director and stockholder interests. Under the current requirements, non-employee directors must hold shares of our common stock valued at five times their annual retainer.
Shares held must be free of restrictions to meet ownership requirements, and until the required ownership values are met the non-employee directors must retain 100% of the shares of common stock received on vesting of stock awards or on exercise of stock options. All of our then-serving non-employee directors complied with the applicable ownership requirements as of October 31, 2025.

28	CooperCompanies 2026 Proxy Statement

Executive Officers of the Company

Set forth below is information regarding our executive officers as of February 1, 2026 (other than our CEO, who is also a director and whose information appears above with information regarding our nominees for election as director).

Mr. Andrews has served as Executive Vice President since December 2020, Senior Vice President, Chief Financial Officer and Treasurer since May 2018, Treasurer since January 2013 and Vice President since November 2014. He also served as Vice President, Global Logistics and Service for CooperSurgical, a position he held from June 2017 to May 2018. Mr. Andrews previously served as Assistant Treasurer for the Company from April 2006 to December 2012. Prior to joining the Company, he held various corporate and investment banking positions at KeyBanc Capital Markets from 2002 to 2006 and at ING Barings from 2000 to 2001.
Mr. Andrews holds a B.A. in Economics from Columbia University.

Brian G. Andrews

Executive Vice President, Chief Financial Officer & Treasurer

Age: 47

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Mr. McBride has served as Executive Vice President and Chief Operating Officer since November 2013 and as General Counsel and Secretary since October 2025. He previously served as President of CooperVision from February 2014 through February 2022, as our Chief Risk Officer from July 2011 through October 2013, as our General Counsel from November 2007 through January 2014, and as Vice President from July 2006 through October 2013. He also served as Senior Counsel from February 2005 through November 2007. Prior to joining the Company, Mr. McBride was an attorney with Latham & Watkins LLP from October 1998 to February 2005, concentrating on mergers and acquisitions and corporate finance matters.
Mr. McBride holds a B.S. in Finance from Santa Clara University and a J.D. from Stanford Law School (Order of the Coif).

Daniel G. McBride

Executive Vice President, Chief Operating Officer, General Counsel & Secretary

Age: 61

Ms. Sheffield has served as President of CooperSurgical since July 2020. Previously, she served as Executive Vice President & Chief Strategy Officer from June 2018 to July 2020. Prior to joining the Company, Ms. Sheffield had over 20 years of experience in investment banking. She joined CooperSurgical from UBS Securities LLC, where she was a Managing Director, Global Head of Medical Technology from 2009 to May 2018. From 2000 to 2009, Ms. Sheffield was at Credit Suisse and from 1997-2000, Ms. Sheffield was at Donaldson, Lufkin & Jenrette until it was acquired by Credit Suisse.
Ms. Sheffield received a B.S. from Cornell University and an M.B.A. from Columbia Business School.

Holly R. Sheffield

President, CooperSurgical, Inc.

Age: 55

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Mr. Warner has served as President, CooperVision from February 2022. He previously served as Executive Vice President, Americas & Global Commercial Functions of CooperVision from April 2019 to January 2022 and as President, Americas from May 2015 to March 2019. Mr. Warner served in various other Vice President and Senior Vice President positions with CooperVision from May 2012 through April 2015. Prior to joining CooperVision, Mr. Warner spent 17 years at Bausch + Lomb in a variety of marketing and management roles.
Mr. Warner earned a B.S. in Business Administration in Marketing from Villanova University and an M.B.A. from The Simon School of Business, University of Rochester.

Gerard H. Warner III

President, CooperVision, Inc.

Age: 61

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Executive Compensation

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our compensation program and the compensation decisions made by the OCC related to the compensation of our CEO, Chief Financial Officer, and our three other most highly compensated persons serving as executive officers as of October 31, 2025 (collectively, "NEOs") in the following roles:

Name	Title
Albert G. White III	President & Chief Executive Officer
Brian G. Andrews	Executive Vice President, Chief Financial Officer & Treasurer
Daniel G. McBride	Executive Vice President, Chief Operating Officer, General Counsel & Secretary
Holly R. Sheffield	President, CooperSurgical, Inc.
Gerard H. Warner III	President, CooperVision, Inc.
Executive Summary
Fiscal 2025 Performance
Fiscal 2025 was a pivotal year highlighted by organizational transformation, resilience and disciplined execution. In Fiscal 2025, our commitment to operational excellence allowed us to deliver strong financial performance, including exceeding consensus earnings expectations every quarter of the year with double-digit full-year earnings growth and exceeding consensus free cash flow expectations. Strategically, we advanced critical initiatives strengthening our foundation for growth. We accelerated and completed major restructuring activities, aggressively finished acquisition-related integration work, advanced numerous facility buildouts, resolved supply chain challenges, and implemented essential IT systems with minimal customer disruption. We met key regulatory milestones, launched innovative products, and drove our OneCooper vision (our whole company consolidation and transformation initiatives) forward - transforming all G&A functions into global platforms unlocking significant cost savings. Importantly, these efforts translated into improved cash flow which positioned us to fund share repurchases, reduce debt and pursue strategic investments that reinforce our commitment to long-term shareholder returns.
We enter fiscal 2026 with clear priorities to drive long-term shareholder value: accelerating top-line growth, improving profitability, accelerating cash generation, and continuing share repurchases.
Key Highlights for Fiscal 2025(1) include:
•Revenue of $4,092.4 million, up 5% from fiscal 2024, up 5% in constant currency, up 4% organically.
•CooperVision revenue of $2,743.8 million, up 5% from fiscal 2024, up 5% in constant currency, up 5% organically.
•CooperSurgical revenue of $1,348.6 million, up 5% from fiscal 2024, up 5% in constant currency, up 3% organically.
•Gross margin of 66% compared with 67% in fiscal 2024. Non-GAAP gross margin was 68% compared with 67% in fiscal 2024.

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•Operating margin of 17% compared with 18% in fiscal 2024. Non-GAAP operating margin was 26% compared with 25% in fiscal 2024.
•Cash provided by operations of $796.1 million offset by capital expenditures of $362.4 million resulted in free cash flow of $433.7 million.
•For fiscal year 2025, the Company repurchased $290.1 million of common stock, approximately 4.1 million shares, at an average price of $69.30.
•In September 2025, the Board expanded the share repurchase program by $1 billion, bringing the total authorization to $2 billion. At the end of the fourth quarter, nearly $1 billion remained available for additional repurchases.
•During the fourth quarter of fiscal 2025, the Company completed significant reorganization and integration activity. These efforts began in early third quarter 2025 and advanced quickly with a clear focus on improving operational efficiency and reducing back-office costs. By leveraging prior IT investments and AI capabilities, key support functions were integrated unlocking meaningful productivity gains. At the same time, acquisition-related integration work was completed strengthening our platform for scalable growth. In total, this activity resulted in approximately $89 million in cash and non-cash charges, and we expect annual pre-tax savings of approximately $50 million beginning in fiscal 2026.
(1) For a reconciliation between GAAP and non-GAAP measures, see Reconciliation of Selected GAAP Results to Non-GAAP Results.
Overall, we are proud of our successes during the 2025 fiscal year and our momentum entering fiscal 2026. The OCC took these efforts, and the resulting achievements, into consideration in its executive compensation decisions for fiscal 2025.
Fiscal 2025 Compensation Highlights
Our executive compensation program is designed to support our business and compensation objectives and to reinforce our pay for performance culture through performance-based compensation that rewards achievement of our financial and other goals and positive stockholder outcomes. In fiscal 2025, approximately 93% of Mr. White’s target total direct compensation and 83% of target total direct compensation for our other NEOs (on average) was performance-based, tied to financial and other performance metrics and stockholder return outcomes.
•Our NEOs were eligible to earn cash annual incentives under our 2025 Incentive Payment Plan (“2025 IPP”) based on our level of achievement of financial results (weighted 85%) and non-financial goals (weighted 15%). For Mr. White, Mr. Andrews and Mr. McBride, financial goals were tied to total company revenue, non-GAAP EPS and free cash flow targets. For Ms. Sheffield and Mr. Warner, financial goals were tied to revenue and non-GAAP operating income of CooperSurgical and CooperVision, respectively, and included a component tied to total company performance. For the 2025 IPP, the OCC added free cash flow as a metric for corporate executives given its increasing importance as a measure of our performance internally and with investors. Payouts to our NEOs under the 2025 IPP were between 90% and 101% of target.
•Fiscal 2025 long-term incentives delivered in a mix of time-vesting stock options and performance-based stock units for Mr. White and a mix of time-vesting RSUs, time-vesting stock options, and performance-based stock units for other NEOs. The combination of long-term incentive vehicles, including an emphasis on time-based stock options and performance-based restricted stock units granted to Mr. White, reflects a focus on long-term, performance-based compensation consistent with our overarching pay-for-performance philosophy.
•Performance-based stock units tied to our fiscal year 2023 through fiscal 2025 performance were earned at 200% of target. This reflects achievement of 11.1% non-GAAP constant currency EPS growth, exceeding our maximum level of achievement approved by the OCC in December 2023 of 11%.
Fiscal 2026 Compensation Preview
Our OCC reviews the executive compensation structure annually, incorporating input from the Committee’s independent compensation consultant accounting for broad market trends, practices among companies in our approved compensation peer group, input from our stockholders (including through our annual say-on-pay voting), and our own compensation philosophy and objectives. The OCC’s review included several meetings in July, October and December 2025 to review market data, initial findings and considerations, and approve changes to our programs and practices.

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In connection with this review, the OCC made additional changes and enhancements to our executive compensation program for fiscal 2026, including adding a total shareholder return component to the performance awards, as described below.
Long-Term Incentive Delivery
The OCC approved the addition of performance-based stock units tied to relative total shareholder return (“TSR”) as a component of our executive compensation program. Beginning with fiscal 2026, long-term incentive awards, executive equity will be delivered in the following mix:
•50% in time-vesting stock options, or time-vesting RSUs, or an equally weighted mix of both options and RSUs, at the election of the executive;
•25% in performance-based stock units tied to our three-year annualized growth rate of adjusted constant currency EPS; and
•25% in performance-based stock units tied to our three-year relative TSR, measured against the companies included in the S&P Healthcare Equipment Index.
The OCC believes the addition of a long-term relative metric to our plan further aligns the interests of our executives with those of our stockholders and strengthens the pay-for-performance rigor of our executive compensation program.
2026 Incentive Plan Design
For fiscal 2026, the same corporate financial objectives will apply to all NEOs under the 2026 Incentive Payment Plan. The OCC believes that this transition from segment to corporate goals for Ms. Sheffield and Mr. Warner is aligned with their broad leadership mandate and our continued emphasis on whole company initiatives.
Fiscal 2026 NEO Compensation
Taking into consideration market data provided by the Committee’s independent consultant, the OCC determined to maintain compensation levels for our NEOs in fiscal 2026 at the same target levels applicable to each executive in fiscal 2025.
Compensation Philosophy and Objectives
Our executive compensation program is designed to provide market-competitive target total direct compensation opportunities for our NEOs based on a “pay for performance” philosophy and to align our NEOs’ interests with those of our stockholders by emphasizing certain principles:
•Aligning compensation with performance by connecting executive compensation to financial measures that correlate strongly with stockholder returns;
•Balancing short-term financial results with long-term strategic objectives;
•Rewarding achievement of challenging corporate objectives, without encouraging inappropriate risk-taking;
•Providing competitive pay packages aligned to market compensation practices; and
•Maintaining sufficient flexibility to allow recognition of significant individual achievements by our NEOs.
The OCC believes that each element of executive compensation and the total compensation provided to each of our NEOs is reasonable, competitive and appropriate. The OCC believes that our executive compensation program provides an appropriate mix of elements that will allow us to continue to attract, retain and motivate a top-performing management team, without encouraging excessive or inappropriate risk-taking by our NEOs and that our compensation arrangements create incentives that drive our continued strong financial performance.

The compensation payable to our NEOs depends primarily on our financial performance and returns to our stockholders. This strategy has supported strong financial and operational results, and we have maintained steady growth and returns for our stockholders over the past decade. We consider our executive compensation program design to be integral to our success and believe the performance measures selected for use in our incentive compensation plans serve as significant drivers of our continued success.

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Elements of our Executive Compensation Program
The primary elements of our executive compensation program are designed to allow us to attract and retain qualified executive officers and to connect NEO compensation to stockholder returns and company objectives.

Base Salary
We offer base salaries that are intended to provide a level of stable fixed compensation to our NEOs for performance of day-to-day services. Base salaries for our NEOs are generally reviewed annually to determine whether an adjustment is warranted, with any changes in base salary generally effective on the first day of the calendar year.

Annual Cash Incentive	We provide our NEOs the opportunity to earn annual cash bonuses on the same basis as our employees who are eligible under our corporate bonus program. These cash bonuses are intended to encourage achievement of short-term business goals as reflected in our annual operating budget.
Long-Term Equity Incentives	We provide our NEOs the opportunity to earn shares of our common stock through stock options, restricted stock units (RSUs) and performance-based restricted stock units (PSUs), which connects equity incentives to strategic objectives and priorities linked to long-term success, supports alignment between executives and stockholders, and encourages executive retention.
The majority of NEO compensation is a combination of annual cash and long-term equity incentives. This creates a direct link between our performance and NEO compensation. Additionally, compensation is balanced between short-term and long-term factors to encourage attention to annual financial and operational objectives, and long-term strategic goals to drive long-term stockholder value creation.
Annual target total direct compensation for our NEOs is based on current role, recent changes to responsibilities and overall execution of duties throughout the prior fiscal year. Company performance, internal compensation alignment, peer group practices and competitive market changes and conditions are also considered.
In fiscal 2025, approximately 93% of Mr. White’s target total direct compensation and 83% of target total direct compensation for our other NEOs (on average) was performance-based, tied to financial and other performance metrics and stockholder return outcomes.

Base Salary	Base Salary
Cash Bonus	Cash Bonus
Time-Based RSUs/Stock Options	Time-Based RSUs/Stock Options
Performance Awards	Performance Awards

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Consideration of 2024 Say on Pay Vote
The OCC considered the outcome of our annual Say on Pay vote at our 2024 annual meeting of stockholders in determining the design of our executive compensation program and the composition and levels of individual compensation packages for the 2025 fiscal year.
At our 2024 annual meeting of stockholders, approximately 90% of the votes cast on our Say on Pay proposal were voted in favor of the compensation program for our NEOs. The OCC viewed this as an indication of support for our NEO compensation in fiscal 2024 and considered this result in setting compensation for fiscal 2025 as described in this Compensation Discussion and Analysis.
Discussion of Our Executive Compensation Program
Compensation Setting Process
The OCC’s goal is generally to set all elements of NEO compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element. For fiscal 2025, the OCC reviewed each element of compensation described below and set the target total direct compensation opportunities of our NEOs after taking into consideration the following factors:
•A compensation analysis of competitive market data performed by Compensia;
•Each NEO’s scope of responsibilities, skill set, prior experience, and time in their position;
•The recommendations of our CEO; and
•General market conditions.
The OCC does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the NEOs or in relation to the competitive market data. Instead, the OCC relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.
Role of the Organization and Compensation Committee
The OCC oversees our executive compensation program. In this capacity, the OCC regularly reviews our program to ensure that we maintain an effective and appropriate link between pay and performance and that our compensation practices do not encourage behaviors that could have adverse effects on the Company.

The OCC seeks to ensure we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices. The OCC works closely with its compensation consultant, management, and such other advisors as the OCC considers appropriate to accurately assess our policies and practices.

The OCC also regularly assesses the alignment between our executive compensation packages and our performance through:
•Regular updates from management on our business results;
•Review of our quarterly financial statements, management projections, and long-range plans;
•Review of management reports on continued progress on long-term strategies;
•Review of performance and market information regarding our peer group; and
•Review of broader industry compensation data relative to our market and other companies of comparable size.
The OCC considers management input, the advice of Compensia, its compensation consultant, and publicly available peer information to be valuable tools in evaluating the relationship between executive compensation and Company performance.

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Role of Management
The OCC considers input from management regarding executive compensation and performance to be a valuable tool in setting appropriate compensation levels. In addition to recommendations regarding annual executive compensation, management also provides recommendations to the OCC regarding:
•Selection of companies for our compensation peer group;
•Appropriate structure for our annual incentive payment plan, including financial performance measures, non-financial objectives, target performance levels, and calculation or determination of achievement levels;
•Long-term incentive plan design and annual award allocations;
•Employment terms and arrangements; and
•Stock trading and incentive compensation recovery policies and ownership guidelines.
The OCC reviews management recommendations with its compensation consultant before making its own decisions on the compensation of our NEOs. Other than the CEO, none of the NEOs are present during the OCC's deliberations and voting regarding their compensation and the CEO is not present during the OCC's deliberations and voting regarding the CEO's compensation. The OCC meets in private session with only independent directors present to conclude deliberations and make final decisions regarding the compensation of all of the NEOs.
Role of the Compensation Consultant
In fiscal 2025, the OCC retained Compensia to provide information and analysis on the compensation of our NEOs. The OCC maintains sole authority to determine the terms of Compensia’s retention and services, and a representative of Compensia generally attends the OCC meetings.
The OCC has reviewed the nature of the relationship between itself and Compensia as an independent consulting firm and its relationship with the members of Compensia as individuals, for potential conflicts of interest. In conducting this review, the OCC considered the factors identified by the SEC and Nasdaq as possibly contributing to conflicts, including the scope of work performed for the OCC by Compensia, the fees paid to Compensia for services, and any personal or business relationships between our NEOs and members of the OCC and Compensia and its individual members. Compensia maintains internal policies specifically designed to prevent conflicts of interest. The OCC assessed the independence of Compensia and concluded that the services provided by Compensia do not raise any conflicts of interest.
Compensation Peer Group
The OCC uses a peer group for understanding and assessing competitive compensation levels and practices within our industry. Our compensation peer group is drawn from publicly traded companies headquartered in the United States and is reviewed annually. Recommendations for peer group companies are based on comparable industry, business model and/or executive labor market and similarity in company size and scope as measured by annual revenue and market capitalization.
For fiscal 2025, companies in Healthcare Equipment, Healthcare Supplies, and Life Sciences Tools and Services industries with comparable business focuses and end markets were considered for inclusion in our compensation peer group. Our peer group selection criteria also targeted revenues between about $1.8 billion and $7.4 billion in the previous fiscal year (about 0.5x to 2.0x our own revenue) and market capitalization between about $5.6 billion and $56.4 billion (about 0.3x to 3.0x our 30-trading day average market capitalization).

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Our compensation peer group for fiscal 2025 was the same as the peer group for fiscal 2024 and was comprised of the following companies:

Agilent Technologies, Inc.	Illumina, Inc.
Align Technology, Inc.	Masimo Corporation
Bausch + Lomb Corporation	ResMed Inc.
Bio-Rad Laboratories, Inc.	Revvity, Inc.
Charles River Laboratories International, Inc.	STERIS plc
DENTSPLY SIRONA Inc.	Teleflex Incorporated
DexCom, Inc.	Waters Corporation
Edwards Lifesciences Corporation	Zimmer Biomet Holdings, Inc.
Hologic, Inc.

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Compensation Decisions for Fiscal Year 2025
Base Salaries
Salary changes for fiscal 2025 were structured to align executive compensation with similar roles from our peer group. This is consistent with the OCC’s overall philosophy regarding retention of key talent and maintaining stable leadership for the Company. Increases for certain executives were approved in the context of salary levels that were meaningfully below the median of competitive market data provided by Compensia. Larger increases for Mr. Andrews and Mr. Warner reflected market data, internal pay equity, and each executive’s strong performance and contributions in their respective roles.

Executive	2024 Base Salary (1) ($)	2025 Base Salary (1) ($)	% Change

Albert G. White III	$1,120,000	$1,180,000	5.4%
Brian G. Andrews	$650,000	$750,000	15.4%
Daniel G. McBride	$750,000	$800,000	6.7%
Holly R. Sheffield	$625,000	$650,000	4.0%
Gerard H. Warner III	$550,000	$650,000	18.2%
(1)Salaries as presented here represent amounts approved by the OCC for the indicated fiscal year. Salary changes become effective on a calendar year basis and therefore amounts presented here may differ from the Summary Compensation Table which presents amounts earned during the fiscal year.
Annual Cash Incentives – 2025 Incentive Payment Plan
At the beginning of each fiscal year, the OCC approves an Incentive Payment Plan (“IPP”) to provide annual performance-based cash incentive opportunities. The OCC sets participation levels under the IPP (target incentive opportunities) for our NEOs.
Each NEO’s annual incentive opportunity under the IPP is allocated into two components:
•85% of the target is tied to quantitative, pre-established financial performance metrics; and
•15% of the target is payable based on specified non-financial goals intended to recognize strategic and operational accomplishments.
This combination of financial metrics and non-financial goals encourages our NEOs to focus on both our immediate business objectives and annual financial performance, as well as other non-financial factors that support longer-term performance.
Achievement levels for the quantitative financial performance metrics used in the IPP are based on targets in our annual operating budget and achievement against the non-financial goals is based on the OCC’s assessment of our achievement of strategic and operational goals approved at the beginning of the fiscal year.
Target incentive opportunities under the IPP are calculated as a designated percentage of base salary for the fiscal year as follows:

Base Salary ($)	X	IPP Participation Level (%)	X	Financial Metrics and Non-Financial Goals Achievement (%)	=	Total Bonus Paid ($)

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Quantitative Financial Performance Component
The quantitative financial performance metrics for the 2025 IPP were (in constant currency) (a) revenue, non-GAAP EPS and free cash flow for the Company, and (b) revenue, non-GAAP operating income and total company performance (including free cash flow) for CooperVision and CooperSurgical. The target levels for these financial metrics for the 2025 IPP were based on our annual operating budget, as approved by our Board at the beginning of fiscal 2025. Weighting for each of these financial metrics is described below under “Financial Objective Achievement.”
Payout opportunities for our NEOs under the 2025 IPP ranged from 50% to 200%, with the payout for performance between these levels using interpolation between the data points. Failure to achieve threshold performance would result in no payout for the financial goal. The maximum award for each NEO for any financial goal is capped at 200%.

Performance Measure (Constant Currency)	Threshold	Target	Maximum

Revenue	95%	100%	105%
Non-GAAP EPS	90%	100%	110%
Non-GAAP Operating Income	90%	100%	110%
Free Cash Flow	75%	100%	125%
The 2025 IPP provides for adjustment to quantitative financial performance metrics for acquisitions and/or divestitures and other items during the fiscal year as determined by the Board. The OCC also has discretionary authority to reduce the amount awarded based on the financial metric component of the annual cash incentive, regardless of achievement levels, to the extent the OCC considers such reduction to be in the Company’s best interests based on any facts and circumstances. Award payments could also be reduced or wholly eliminated by the OCC if a review of the results for the first month of fiscal 2026 reflected anomalous unfavorable events that were attributable to fiscal 2025.
Non-Financial Performance Component
Non-financial goals for the 2025 IPP were selected by the OCC at the beginning of fiscal 2025 to reflect operational, organizational, and business goals not directly reflected in the quantitative financial measures for the year. These non-financial goals generally aligned with the objectives approved by the Board at the beginning of the fiscal year and determination of NEO achievement was dependent on the OCC’s assessment of our achievement against the designated goals, subject to a cap on maximum achievement at 200%.
In determining achievement for the NEOs, the OCC considered Mr. White’s assessment of the collective achievement against the selected objectives as well as the OCC’s own evaluation of such performance and recommendations from Compensia.

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Overall 2025 IPP Achievement
Based on the OCC’s determination of achievement against the selected quantitative metrics and non-financial goals for fiscal 2025, the OCC approved the following awards for each NEO under the 2025 IPP.

NEO	Target Participation Level		Financial Metrics		Non-Financial Goals		Award Payout
	Target Bonus ($)(2)	(% of Base Salary)	Weighted Achievement (3)	Goal Weighting	Weighted Achievement (3)	Goal Weighting	($)	(% of Target)	(% of Actual Base Salary)

A. White(1)	$1,512,340	130%	101.1%	85%	100%	15%	$1,525,951	100.9%	130.4%
B. Andrews	$550,377	75%	101.1%	85%	100%	15%	$555,330	100.9%	75.7%
D. McBride	$633,534	80%	101.1%	85%	100%	15%	$639,236	100.9%	80.7%
H. Sheffield (1)	$484,470	75%	88.1%	85%	100%	15%	$435,539	89.9%	67.4%
G. Warner (1)	$475,380	75%	89.9%	85%	100%	15%	$434,497	91.4%	68.6%
(1) Achievement for each of Ms. Sheffield and Mr. Warner is based on the performance of the bonus plan for CooperSurgical and CooperVision, respectively.
(2)Mr. White's target bonus as a percentage of salary increased from 125% to 130% on January 1, 2025. His target bonus and award payout are prorated based on the target bonus percentage in effect during the year. No changes were made to the other NEOs' target bonuses as a percentage of salary. Target bonus is calculated using the bonus eligible salary, which is prorated to reflect any pay changes during the fiscal year.
(3)Weighted achievement reflects achievement against goal weighting.
Achievement levels and awards paid reflect amounts approved based on the performance detailed below.
Financial Objective Achievement
Financial objective achievement under the 2025 IPP for the Company and for each division was as follows:
Overall

Financial Metric (Constant Currency)	Budget Target ($ in Millions; except EPS)	Metric Weighting	Achievement ($ in Millions, except EPS) (% of Target)	Weighted Achievement Under 2025 IPP (% of Target)

Revenue (1)	$4,149	50%	$4,064 (97.9%)	39.7% (79.5%)
Non-GAAP EPS	$4.06	25%	$4.08 (100.6%)	26.6% (106.4%)
Free Cash Flow	$350	10%	$434 (123.9%)	19.6% (195.7%)
Total Achievement:		85%		85.9% (101.1%)
(1)Revenue as reported was $4,092.4 million versus 2025 IPP achievement of $4,064 million on a constant currency basis. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget. The foreign exchange rate used to compute the budget target was the same rate used for the 2025 IPP achievement calculation.

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CooperVision

Financial Metric (Constant Currency)	Budget Target ($ in Millions)	Metric Weighting	Achievement ($ in Millions) (% of Target)	Weighted Achievement Under 2025 IPP (% of Target)

Revenue (1)	$2,781	33%	$2,716 (97.7%)	25.5% (76.6%)
Non-GAAP Operating Income	$804	17%	$792 (98.6%)	15.5% (92.8%)
Total Company		35%		35.4% (35.4%)
Total Achievement:		85%		76.4% (89.9%)
(1)Revenue for CooperVision as reported was $2,743.8 million versus 2025 IPP achievement of $2,716 million on a constant currency basis. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget. The foreign exchange rate used to compute the budget target was the same rate used for the 2025 IPP achievement calculation.

CooperSurgical

Financial Metric (Constant Currency)	Budget Target ($ in Millions)	Metric Weighting	Achievement ($ in Millions) (% of Target)	Weighted Achievement Under 2025 IPP (% of Target)

Revenue (1)	$1,367.80	33%	$1,348 (98.5%)	28.4% (85.3%)
Non-GAAP Operating Income	$355.00	17%	$331 (93.3%)	11.1% (66.7%)
Total Company		35%		35.4% (35.4%)
Total Achievement:		85%		74.9% (88.1%)
(1)Revenue for CooperSurgical as reported was $1,348.6 million versus 2025 IPP achievement of $1,348 million on a constant currency basis. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget. The foreign exchange rate used to compute the budget target was the same rate used for the 2025 IPP achievement calculation.

A full discussion of our financial results can be found in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2025 Annual Report. For a reconciliation between GAAP and non-GAAP measures, see Reconciliation of Selected GAAP Results to Non-GAAP Results.

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Non-Financial Objective Achievement
The non-financial goals selected by the OCC in December 2024 for fiscal 2025 are summarized as follows:

Category	Goals

Operational
•Gain market share in contact lenses, focus on growing daily silicone hydrogel lenses
•Gain market share in fertility, focusing on expansion and key accounts
•Manage expansion activity for CooperVision and CooperSurgical, including key manufacturing and distribution expansions
•Effect key IT upgrades for both CooperVision and CooperSurgical

Organizational	•Advance OneCooper initiatives (whole company consolidation and transformation efforts) to improve efficiencies
Business	•Refine company-wide strategic planning, incorporating whole company functions and improve cross-functional activity
On review of performance for the year, the OCC determined that the NEOs had met or exceeded the non-financial goals and set achievement at 100% of target for the 15% of each NEO’s target incentive opportunity based on such goals. The OCC’s determination was based on its own assessment of the NEO’s accomplishments rather than a formulaic determination of achievement.
In making its determination, the OCC considered numerous achievements against the non-financial objectives, including:

Goals	Key Achievements

Operational:
CooperVision
•Gained market share for calendar year 2025 (based on internal estimates). Remained the #1 contact lens company in the world based on number of wearers (based on internal estimates).
•MyDay® family of daily silicone hydrogels grew double digits
•Enhanced facilities and capacity, including on-time and on-budget progress with major facility expansions in Puerto Rico
•Received key medical device regulatory certification in Europe ahead of plan
•Expanded manufacturing lines relieving constraints on MyDay® products and new product development activities
•Completed key ERP implementation work for CooperVision's UK and Japan operations
•Completed significant organizational restructuring

CooperSurgical
•Gained share in fertility (based on internal estimates) despite weakness in the US market
•Launched multiple new pioneering products
•Opened new US distribution center and established new distribution capabilities to increase capacity and improve customer experience
•Achieved integration milestones for acquisitions of Cook Medical, Zymot Fertility and OBP Surgical in fiscal 2024
•Improved inventory management to reduce overall inventory holdings without compromising service
•Completed significant organizational restructuring
•Completed key upgrades to CooperSurgical's US ERP

CooperCompanies 2026 Proxy Statement	43

Goals	Key Achievements

Organizational:
OneCooper Initiatives
•Completed whole company consolidation and transformation initiatives across key general and administrative functions, including a successful return-to-office program, strengthening our ability to leverage talent and resources across the business and support operational efficiencies
•Completed significant organizational restructuring program with expected annual pre-tax savings of $50 million beginning in fiscal 2026, facilitated by successful whole company initiatives

Business:
Strategic Planning
•Refined company-wide strategic planning process to provide better visibility to mid and long-term performance objectives and improve effective cross-functional activity
•Conducted a strategic review of the business

Long-Term Incentive Compensation
For fiscal 2025, the OCC used a combination of time-vested and performance-based equity awards to deliver long-term incentive compensation to our NEOs. In setting equity compensation, the OCC discussed appropriate award design with Compensia and management to drive long-term focus on strategic objectives. The OCC also reviews historical grant levels based on the role and position of each NEO, as well as economic and accounting implications, when determining the type and appropriate size of individual awards.
In setting award levels, the OCC considers market practices, management recommendations and a competitive market analysis provided by Compensia. Equity awards are generally granted in the first quarter of each fiscal year, after financial results for the prior fiscal year are available.
Before the date of grant, our NEOs can choose to receive their time-vested award as stock options, RSUs, or a 50/50 combination of the two award types. The OCC retains the authority to set awards as it determines appropriate, regardless of such elections, but believes that soliciting input from our NEOs enhances the retention value of long-term equity compensation.
The OCC sets the grant value and type of awards granted to our NEOs based on an assessment of the value and type of awards granted by our peers and targets values to be competitive relative to comparable executive positions. Once the grant value is set, the number of shares underlying individual awards is determined based on the stock price on the date of grant and the accounting assumptions in accordance with the Financial Accounting Standards Board Codification Topic 718 (“ASC 718”). For fiscal 2025, stock options were valued at approximately 36.4% of the stock price on the date of grant.
Time-Vested Equity (Stock Options and RSUs)
The OCC believes that time-vested equity awards have strong retention value while also creating a close link between executive compensation and stockholder gains. Time-vested equity awards granted to our executive officers, including our NEOs, are made in the form of stock options and/or RSUs. Stock options only have value to the recipient if we also have growth in our stock price, putting a portion of the executive officers’ compensation at risk of no return. RSUs provide value only if the executive officer remains with the Company. Both award types provide the opportunity for long-term gain tied to stockholder returns while also encouraging longevity and stable management for the Company. Our time-vested equity awards generally vest annually in equal portions over a four-year period.
Performance-Based Equity (PSUs)
In fiscal 2025, our NEOs received 50% of their total equity grant value in the form of performance-based equity awards, granted as PSUs. These awards are designed to reflect the direct influence of our NEOs on our long-term financial performance.

44	CooperCompanies 2026 Proxy Statement

The OCC selected growth in compounded, adjusted EPS calculated on a constant currency basis over a three-year period as the performance measure for these awards due to its belief that this measure provides a strong link to stockholder returns. Shares are earned under these awards based on a sliding scale between 50% and 200% of target, assuming threshold achievement is met. Achievement below threshold will result in zero payout. The target number of shares to be earned on the vesting of PSUs is set based on the grant value of the award and the share price on the date of grant. For fiscal year 2026, the OCC added a total shareholder return component to the PSU plan.
In setting criteria for PSUs, the OCC considers our forecast performance. Target achievement levels are set to require significantly challenging, but attainable, results. These targets ensure that even achievement at the threshold levels for payout represents solid growth for the Company and stockholders.
The OCC reviews these target achievement levels with Compensia to ensure that they are reasonable and appropriate. The OCC also considers the objectives for long-term growth set by our Board, the Company’s historical achievements and the OCC’s goals for executive compensation.
Grants to NEOs in Fiscal Year 2025

NEO	RSUs/Options			PSUs
	Target Award (1) ($)	Options Granted (2) (#)	RSUs Granted (3) (#)	Target Award (1) ($)	PSUs Granted (4) (#)

A. White	6,643,000	184,069	—	6,643,000	67,046
B. Andrews	1,500,000	41,563	—	1,500,000	15,139
D. McBride	1,650,000	—	16,653	1,650,000	16,653
H. Sheffield	1,250,000	—	12,616	1,250,000	12,616
G. Warner	1,250,000	—	12,616	1,250,000	12,616
(1)Amounts represent the grant values approved by the OCC and may vary slightly from the reported grant date fair values (presented in the Summary Compensation Table) due to mathematical rounding of fractional shares. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2025 Annual Report.
(2)Options granted in fiscal 2025 vest in equal annual installments on December 10, 2025, December 10, 2026, December 10, 2027 and December 10, 2028.
(3)RSUs granted in fiscal 2025 vest in equal annual installments on January 8, 2026, January 8, 2027, January 8, 2028 and January 8, 2029.
(4)PSUs granted in fiscal 2025 have a 3-year performance period and will vest if designated targets are met at the end of fiscal 2027. Each performance share constitutes the right to be issued up to 2 shares of our common stock at maximum achievement. Awards granted are presented here at target number of shares to be awarded.
Achievement for PSU Awards Granted in Fiscal 2023
PSUs granted to the NEOs in fiscal 2023 completed their performance cycle at the end of fiscal 2025.
These awards were eligible to be earned based on our three-year non-GAAP constant-currency EPS compound annual growth rate (CAGR), as modified by the OCC for extraordinary, non-recurring, and/or unusual events. The OCC reviewed our financial performance over the three-year period and certified achievement at the 200% level.

2023 PSU Award Calculation
Target Non-GAAP EPS	Actual Non-GAAP EPS (1)	Actual Non-GAAP EPS as a % of Target	Achievement Level

$2.98	$4.08	137%	200%
(1)Non-GAAP EPS as reported to investors was $4.13 versus the 2023 PSU achievement of $4.08. The difference is due to adjustment to the foreign exchange rate used in connection with the annual budget.

CooperCompanies 2026 Proxy Statement	45

Achievement under 2023 PSUs
(Performance Cycle: November 1, 2023 to October 31, 2025)

The OCC exercised its discretion to settle in cash the PSUs granted in fiscal 2023. Therefore, each of the NEOs received a cash payment equivalent to the value of 200% of the target number of shares under their awards as detailed in the table below. Such payments were based on the average closing price of our common stock on the five trading days ended January 30, 2026 and were made on February 6, 2026.

	Possible Shares			Actual Shares
NEO	Threshold (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)	Actual (200% Achievement)

A. White	32,046	64,092	128,184	128,184
B. Andrews	6,822	13,644	27,288	27,288
D. McBride	8,338	16,676	33,352	33,352
H. Sheffield	6,366	12,732	25,464	25,464
G. Warner	5,306	10,612	21,224	21,224
Other Compensation
Executive Employment Agreements
The OCC considers maintaining a stable and effective management team essential to protecting our, and our stockholders' best interests. The Company has entered into employment agreements with each of the NEOs which provide for severance payments on termination of employment for specified reasons, including in connection with a change in control. These agreements provide severance benefits that the OCC has determined are competitive with market practice as well as double-trigger severance benefits for a termination in connection with a change in control, which is intended to encourage their continued attention, dedication, and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change in control of the Company.
All executive agreements and the Change in Control Severance Plan are discussed in more detail in Potential Payments Upon Termination or a Change in Control.
Employee Benefits & Perquisites
Our NEOs are eligible to receive benefits under programs provided to our employees generally, including participation in our 401(k) plan (with matching contributions), benefits under our Retirement Income Plan (a defined benefit plan), and our health, life, and disability insurance programs, including contact lens benefits. Matching contributions to our 401(k) plan for the NEOs are equal to the matching contributions provided to employees generally, which match 50% of employee contributions up to $8,000 (for a maximum benefit of $4,000 per year). Benefits under the Retirement Income Plan are discussed in more detail in the Narrative to the Pension Benefits Table.
Our NEOs also receive limited perquisites or other personal benefits, generally in the form of automobile allowances. We only provide perquisites or other personal benefits to our executive officers, including our NEOs, in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.

46	CooperCompanies 2026 Proxy Statement

Other Policies and Considerations
Equity Award Timing Policies and Practices
We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our equity award grants, the OCC has historically granted such awards on a predetermined annual schedule. In fiscal 2025, we did not grant new awards of stock options to our NEOs during the time period beginning four business days prior to the filing of a periodic or current report with the SEC as outlined in Item 402(x) of Regulation S-K.
Stock Ownership Guidelines
We maintain stock ownership guidelines that require each of our executive officers to maintain a stock ownership level equal to a specific multiple of their annual base salary as set out below. In fiscal 2025, the following changes were approved to our Stock Ownership and Retention Policy applicable to our executive officers:
•Increased the required level of ownership applicable to our CEO from 5x base salary to 6x base salary
•Increased the required level of ownership applicable to C-Level executives and Division Presidents from 2x base salary to 3x base salary (Other Section 16 executives remain at a 2x holding requirement)
•Introduced a 5-year time horizon for compliance with stock ownership requirements
•Removed the value attributable to unvested, unexercised stock options from the definition of ownership
Our CEO must hold 75%, and our other executive officers must hold 50%, of the shares acquired from equity awards, net of taxes and any exercise cost, until the requisite ownership level is met.
In addition to shares held directly and indirectly, the potential value of unvested RSUs are credited in consideration of whether ownership requirements have been met.
As of October 31, 2025, all of our NEOs were in compliance with the applicable stock ownership guidelines.
Compensation Recovery Policy
As part of the OCC’s pay for performance philosophy, the OCC has adopted a policy for recovery of incentive-based compensation in the event of misconduct by our NEOs (“Clawback Policy”). The Clawback Policy was amended in October 2023 to comply with the listing standards adopted by Nasdaq regarding compensation recovery, and the full policy is disclosed as an exhibit to our 2025 Annual Report.
Under the Clawback Policy, in the event we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement under securities laws, the Company will recover Incentive Compensation (as defined under the Clawback Policy) received by current or former executive officers, including our NEOs, in the three fiscal years prior to the triggering event. Incentive Compensation includes compensation that was granted, earned, or vested based wholly, or in part, on attainment of one or more measures derived from our financial statements. The OCC administers the Clawback Policy and has authority to determine the amount of recoverable compensation and manner of recovery.
Tax Deductibility of Executive Compensation
The OCC considers ways to maintain tax deductibility of the compensation for our executive officers; however, the OCC has the discretion to approve, and it is likely that the Company will pay, compensation which will not be deductible under the Internal Revenue Code.

CooperCompanies 2026 Proxy Statement	47

Report of the Organization & Compensation Committee
The information contained in this report shall not be deemed filed with the SEC and is not incorporated by reference into any filing by the Company under the Exchange Act.
The Organization & Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2025.
ORGANIZATION & COMPENSATION COMMITTEE
Colleen E. Jay (Chair)
Lawrence E. Kurzius
Cynthia L. Lucchese

48	CooperCompanies 2026 Proxy Statement

Executive Compensation Tables
Summary Compensation Table
The table below shows compensation earned during fiscal years 2025, 2024, and 2023 to the individuals who served as our NEOs during the the applicable fiscal year.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value (4) ($)	All Other Compensation(5) ($)	Total Compensation ($)

Albert G. White III President & Chief Executive Officer	2025	1,170,769	6,642,918	6,643,050	1,525,951	52,453	16,000	16,051,141
	2024	1,127,692	12,480,056	—	1,702,008	101,721	16,154	15,427,631
	2023	1,054,167	5,284,866	5,284,986	1,838,203	12,647	16,054	13,490,923
Brian G. Andrews Executive Vice President, Chief Financial Officer & Treasurer	2025	734,615	1,499,972	1,500,009	555,330	31,737	16,000	4,337,663
	2024	650,000	2,400,194	—	588,569	72,409	16,154	3,727,326
	2023	591,667	1,125,050	1,124,966	612,637	1,635	16,054	3,472,009
Daniel G. McBride Executive Vice President, Chief Operating Officer, General Counsel & Secretary	2025	792,308	3,299,958	—	639,236	70,485	21,044	4,823,031
	2024	759,616	3,099,769	—	721,425	120,414	63,636	4,764,860
	2023	745,847	2,750,123	—	827,592	25,932	28,624	4,378,118
Holly R. Sheffield President, CooperSurgical, Inc.	2025	646,154	2,499,987	—	435,539	38,619	36,389	3,656,687
	2024	624,679	2,249,799	—	504,934	51,897	16,154	3,447,463
	2023	570,840	1,574,938	525,032	513,746	19,040	16,000	3,219,596
Gerard H. Warner III President, CooperVision, Inc.	2025	634,615	2,499,987	—	434,497	59,690	16,039	3,644,828
	2024	548,718	2,000,048	—	475,162	88,836	16,179	3,128,943
	2023	491,670	1,750,078	—	469,436	27,288	41,657	2,780,129
(1)Salary amounts reflect changes in salary and pay cycles, if any, during the fiscal year. For purposes of calculating bonus targets and bonus payouts, only salary applicable to the fiscal year is used.

CooperCompanies 2026 Proxy Statement	49

(2)Amounts shown in the “Option Awards” and “Stock Awards” columns reflect the aggregate grant date fair value of stock option, RSUs, and PSUs granted to each Named Executive Officer in accordance with ASC 718, Compensation-Stock Compensation. PSU values are presented at target achievement. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2025 Annual Report. The PSU values as of the grant date, assuming that the highest level of performance is achieved, are:

Albert G. White III	$13,285,835
Brian G. Andrews	$2,999,944
Daniel G. McBride	$3,299,958
Holly R. Sheffield	$2,499,987
Gerard H. Warner III	$2,499,987
These awards are discussed in more detail below in the narrative discussion following the Grants of Plan Based Awards Table and in the Compensation Discussion and Analysis.
(3)Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect annual cash incentives earned under the 2025 Incentive Payment Plan. The structure of our Incentive Payment Plan is discussed in more detail below in the narrative discussion following the Grants of Plan Based Awards Table and in the Compensation Discussion and Analysis.
(4)Change in value of accumulated pension benefits for the 2025 fiscal year was calculated as the difference between the value of accumulated benefits on October 31, 2025 and the value of accumulated benefits on October 31, 2024. Present value of accumulated benefits at October 31, 2025 are based on a 5.32% discount rate and the Pri-2012 mortality rates with projection scale MP-2021 and the value of accumulated benefits on October 31, 2024 are based on a 5.32% discount rate and the Pri-2012 mortality rates with projection scale MP-2021.
(5)Amounts included in the “All Other Compensation” column for fiscal 2025 for each of the NEOs represent matching contributions under our 401(k) Plan ($4,000) and annual automobile allowance ($12,461). The amount for Mr. McBride also includes $5,044 related to attendance by him and a guest at an annual incentive trip. The amount for Ms. Sheffield also includes $20,389 related to her attendance at annual incentive trip. Totals may not sum due to rounding.

50	CooperCompanies 2026 Proxy Statement

Grants of Plan Based Awards Table
This table presents information regarding the possible awards payable under our 2025 IPP and the value of equity awards granted to our NEOs in the 2025 fiscal year. Our equity grant practices and calculation of awards under the 2025 IPP are discussed in more detail in the Compensation Discussion and Analysis.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (5) ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Albert G. White III	12/10/2024	756,170	1,512,340	3,024,679
	12/10/2024				33,523	67,046	134,092				6,642,918
	12/10/2024								184,069	99.08	6,643,050
Brian G. Andrews	12/10/2024	275,188	550,377	1,100,753
	12/10/2024				7,570	15,139	30,278				1,499,972
	12/10/2024								41,563	99.08	1,500,009
Daniel G. McBride	12/10/2024	316,767	633,534	1,267,069
	12/10/2024				8,327	16,653	33,306				1,649,979
	12/10/2024							16,653			1,649,979
Holly R. Sheffield	12/10/2024	242,235	484,470	968,940
	12/10/2024				6,308	12,616	25,232				1,249,993
	12/10/2024							12,616			1,249,993
Gerard H. Warner III	12/10/2024	237,690	475,380	950,760
	12/10/2024				6,308	12,616	25,232				1,249,993
	12/10/2024							12,616			1,249,993
(1)Amounts reported in these columns represent the threshold, target, and maximum cash bonus amounts which could have been paid to each NEO under our 2025 IPP, which was approved on December 10, 2024. Target amounts represent the potential bonus that would be paid on 100% achievement of approved goals under the IPP. Threshold amounts represent the minimum achievement necessary for payment on only the lowest weighted quantitative factor. All awards are capped at a maximum of 200% of the target annual performance-based cash incentive opportunity. The final award amounts for the 2025 IPP were approved on December 9, 2025 and are included in the Summary Compensation Table.
(2)Amounts represent the threshold, target, and maximum amounts of shares distributable under PSUs granted on December 10, 2024 under our 2023 Long-Term Incentive Plan. Awards will vest on October 31, 2027, subject to subject to achievement of compounded annual growth in non-GAAP earnings per share over a three-year period, to be measured on a constant currency basis at October 31, 2027.
(3)Stock awards reported in this column were granted as RSUs and vest ratably over four years, beginning on January 8, 2026.
(4)Option awards reported in this column were granted with an exercise price equal to the closing trading price of our common stock on December 10, 2024 and will expire if not exercised prior to the tenth anniversary of the grant date, or earlier in the event of a termination of employment. These awards will vest ratably over four years from the date of grant.
(5)Amounts represent the grant date fair value of the awards granted in the 2025 fiscal year calculated at Target level of payout in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2025 Annual Report.

CooperCompanies 2026 Proxy Statement	51

Outstanding Equity Awards at Fiscal Year End Table
This table provides information regarding the equity award holdings of the NEOs as of the end of the 2025 fiscal year. Continued vesting on all awards is subject to the individual's continued service. Further, the unvested shares subject to these awards may be subject to accelerated vesting upon a qualifying termination, as described in Potential Payments Upon Termination or Change in Control.

Name	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (1) ($)		Equity Incentive Plan Awards

									Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (1) ($)

Albert G. White III	156,484	—	57.42	12/12/2027		55,016	3,846,169	(5)	128,184	8,961,343	(9)
	137,916	—	57.52	5/1/2028					73,356	5,128,318	(10)
	362,368	—	63.69	12/11/2028					67,046	4,687,186	(11)
	437,252	—	76.14	12/10/2029
	202,180	—	86.44	12/8/2030
	152,984	50,992	101.54	12/7/2031	(2)
	102,452	102,452	82.46	12/13/2032	(3)
	—	184,069	99.08	12/10/2034	(4)
Brian G. Andrews	22,660	—	57.42	12/12/2027		10,580	739,648	(5)	27,288	1,907,704	(9)
	17,240	—	57.52	5/1/2028					14,108	986,290	(10)
	72,472	—	63.69	12/11/2028					15,139	1,058,367	(11)
	83,760	—	76.14	12/10/2029
	39,248	—	86.44	12/8/2030
	30,596	10,200	101.54	12/7/2031	(2)
	21,808	21,808	82.46	12/13/2032	(3)
	—	41,563	99.08	12/10/2034	(4)
Daniel G. McBride	156,484	—	57.42	12/12/2027		8,336	582,770	(6)	33,352	2,331,638	(9)
	131,772	—	63.69	12/11/2028		13,664	955,250	(5)	18,220	1,273,760	(10)
	122,656	—	76.14	12/10/2029		16,653	1,164,211	(7)	16,653	1,164,211	(11)
	55,896	—	86.44	12/8/2030
	41,348	13,780	101.54	12/7/2031	(2)

52	CooperCompanies 2026 Proxy Statement

Name	Option Awards					Stock Awards
Name
Name
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (1) ($)		Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (1) ($)
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (1) ($)
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (1) ($)		Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (1) ($)

Holly R. Sheffield	70,112	—	56.58	6/4/2028		3,184	222,593	(6)	25,464	1,780,188	(9)
	49,412	—	63.69	12/11/2028		9,916	693,228	(5)	13,224	924,490	(10)
	96,196	—	76.14	12/10/2029		12,616	881,985	(7)	12,616	881,985	(11)
	41,624	—	86.44	12/8/2030
	31,424	10,472	101.54	12/7/2031	(2)
	10,180	10,176	82.46	12/13/2032	(3)
Gerard H. Warner III	2,140	—	57.42	12/12/2027		1,540	107,661	(8)	21,224	1,483,770	(9)
	26,544	—	63.69	12/11/2028		1,232	86,129	(8)	11,756	821,862	(10)
	26,184	12,404	101.54	12/7/2031	(2)	5,304	370,803	(6)	12,616	881,985	(11)
						8,816	616,327	(5)
						12,616	881,985	(7)
(1)Market value calculated based on a price per share of $69.91, which was the closing price of our common stock on October 31, 2025.
(2)Award vests on December 7, 2025.
(3)Award vests in equal amounts on December 13, 2025 and December 13, 2026.
(4)Award vests in equal amounts on December 10, 2025, December 10, 2026, December 10, 2027 and December 10, 2028.
(5)Award vests in equal amounts on January 8, 2026, January 8, 2027 and January 8, 2028.
(6)Award vests in equal amounts on January 8, 2026 and January 8, 2027.
(7)Award vests in equal amounts on January 8, 2026, January 8, 2027, January 8, 2028 and January 8, 2029.
(8)Award vests on January 8, 2026.
(9)The 2023 PSU performance period ended on October 31, 2025 but were not earned until December 9, 2025 when the OCC certified the performance results. On December 9, 2025, the OCC certified achievement for these awards at maximum achievement, which is capped at 200% of the target. Awards will be settled in cash.
(10)The 2024 PSU performance period ends on October 31, 2026. These awards will be earned as of the day the OCC certifies the performance results through the performance period. Because the awards earned are not currently determinable, the number of units and the corresponding market value are reported at target.
(11)The 2025 PSU performance period ends on October 31, 2027. These awards will be earned as of the day the OCC certifies the performance results through the performance period. Because the awards earned are not currently determinable, the number of units and the corresponding market value are reported at target.

CooperCompanies 2026 Proxy Statement	53

Option Exercises and Stock Vested Table
The following table details the number of shares acquired by the NEOs upon vesting of RSUs and upon the exercise of stock options during the 2025 fiscal year.

Name	Stock Awards

	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)

Albert G. White III	102,604	9,820,768
Brian G. Andrews	23,270	2,216,737
Daniel G. McBride	31,505	3,001,048
Holly R. Sheffield	22,209	2,121,396
Gerard H. Warner III	13,328	1,224,577
(1)The value realized on vesting is calculated by multiplying the number of shares vesting by the closing market price of our common stock on the vesting date.
Pension Benefits Table
Credited service and value of the accumulated benefits payable to our NEOs as of October 31, 2025 under our Retirement Income Plan (the “RIP”) at the RIP’s normal retirement age of 65 are as follows:

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)

Albert G. White III	Retirement Income Plan	18.50	444,623	—
Brian G. Andrews	Retirement Income Plan	18.50	258,401	—
Daniel G. McBride	Retirement Income Plan	19.67	606,801	—
Holly R. Sheffield	Retirement Income Plan	6.33	176,603	—
Gerard H. Warner III	Retirement Income Plan	12.42	407,057	—
(1)Present value is calculated as of the October 31, 2025 measurement date and is based on a 5.32% discount rate and the Pri-2012 mortality rates with projection scale MP-2021.

54	CooperCompanies 2026 Proxy Statement

Narrative to Pension Benefits Table
The RIP was adopted in December 1983. The majority of the Company’s U.S. employees who worked at least 1,000 hours per year and were hired before August 1, 2019 are covered by the RIP. For services performed after December 31, 1988, participants accrue an annual retirement benefit equal to 0.60% of base annual compensation up to $10,000 and 1.20% of annual base compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. Further, currently employed participants accrue an annual retirement benefit equal to 1.20% of base annual compensation up to the applicable annual maximum compensation for each year of service in excess of 35 Plan years of service. For service prior to January 1, 1989, participants accrued an annual retirement benefit equal to 0.75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.50% of base annual compensation in excess of the Social Security Wage Base for each year of service.
Based on the current accumulated benefits for the NEOs, the estimated annual benefits payable under the RIP upon retirement (at the RIP’s normal retirement age of 65) are as follows:

Officer	Estimated Annual Benefits Payable ($)

Albert G. White III	97,481
Brian G. Andrews	129,946
Daniel G. McBride	79,919
Holly R. Sheffield	66,395
Gerard H. Warner III	60,279
Potential Payments Upon Termination or Change in Control
In this section, we describe and quantify certain compensation that would have been payable under existing compensation plans and arrangements if an NEO’s employment terminated on October 31, 2025. For this hypothetical calculation, we have used each NEO’s compensation and service levels as of that date (and, where applicable, our closing stock price of $69.91 per share on October 31, 2025).
The amounts of compensation set forth in the tables below are based on the specific assumptions noted and do not predict the actual compensation that our NEOs would receive. Actual compensation received would be a function of a number of factors that are unknowable at this time, including: the date of the executive’s termination of employment; the executive’s base salary at the time of termination; the executive’s age and service with the Company at the time of termination; and, because many elements of the compensation are performance-based, the future performance of the Company. The value of accumulated benefits payable under the RIP, as shown in the Pension Benefits Table, are not included. The amounts described below are in addition to benefits generally available to salaried employees, such as distributions under our 401(k) plan.
The termination provisions included in our NEOs’ employment agreements, described below, serve a variety of purposes, including: providing the benefits of equity incentive plans to the executive and the executive’s family in case of death or disability; defining when the executive may be terminated with cause and receive no further compensation; and clearly defining rights in the event of a termination in other circumstances. The availability, nature and amount of compensation on termination differ depending on whether employment terminates because of:
•death or disability;
•the Company’s termination of the executive without cause or the executive’s decision to terminate because of action the Company takes or fails to take (the executive's "termination for good reason");
•the Company’s termination of the executive for cause; or
•retirement or other voluntary termination by the executive.

CooperCompanies 2026 Proxy Statement	55

Employment Agreements
We entered into an employment agreement with each of our NEOs. The following table describes the benefits payable to each NEO under his or her employment agreement assuming a termination date of October 31, 2025. The receipt of all severance payments and benefits (excluding payments and benefits received upon death or disability) is subject to continued compliance with all obligations to the Company, including under any confidentiality agreement with the Company, and the NEO’s execution and delivery of a release of claims in favor of the Company.
The employment agreements include an Internal Revenue Code (“IRS Code”) Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the NEO would be subject to an excise tax under IRS Code Section 4999, they will receive either the full amount of such payments or a reduced amount such that no portion of the payments is subject to the excise tax, whichever results in the greater after-tax benefit to the executive.
Under the employment agreements, the following terms have the meanings set forth below:
•Cause generally means: (i) the executive's conviction or plea of guilty or nolo contendere to any felony; (ii) the executive’s willful misconduct in performing his or her duties, where such misconduct has had or is reasonably likely to have a material adverse effect upon Company; or (iii) any material breach of the employment agreement or any other executed agreement with the Company, or the Company’s policies; in each case if the executive doesn't cure the condition within 30 days after receiving notice from the Company.
•Good Reason generally means: the occurrence of any of the following without the executive’s prior written consent: (i) one or more reductions in his or her combined base salary and IPP target award that result in a total reduction of more than 10%, unless made pursuant to across-the-board reductions of all senior executives’ base salaries and/or bonus targets; (ii) a material diminution of the executive’s duties, authority or responsibilities; or (iii) an involuntary relocation of his or her principal place of employment to a location that increases the executive’s one-way commute from by more than 50 miles; in each case if the Company does not cure the condition within 90 days of receiving notice from the executive and the executive resigns within 90 days thereafter.
•Change in Control generally means: the occurrence of any of the following events: (i) the acquisition of 50% or more of the combined voting power of Company's voting stock; or (ii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of Company, or other transaction, unless, in each case, immediately following the transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Company's voting stock immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from the transaction in substantially the same proportions as their ownership of the Company's voting stock immediately prior to the transaction; and (B) no person beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from the transaction.
•Disability generally means: a physical or mental condition or disability which prevents the executive from performing his or her job responsibilities for more than 6 months in any 12-month period, or for more than 4 consecutive months.

56	CooperCompanies 2026 Proxy Statement

Quantification of Potential Payments
The estimated compensation that each of our NEOs could receive under each of these termination circumstances is described in the following table and quantified below.

Termination Without Cause or Resignation for Good Reason
•Cash severance payment equal to 24 months (paid in continuing installments on our standard payroll schedule)
•Target value of annual cash bonus earned under our IPP for the year in which employment terminates (paid in a lump sum)
•Reimbursement of monthly COBRA premiums for up to 24 months
•All time-vested equity awards which would have vested within 12 months (or 24 months in the case of Messrs. White and McBride) after the termination date will be accelerated; remainder of unvested awards forfeited immediately upon termination
•One year to exercise any outstanding and exercisable stock options, including accelerated options

Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control (1)
•Cash severance payment equal to 36 months of base salary (paid in continuing installments on our standard payroll schedule)
•Target value of annual cash bonus under our IPP for the year in which employment terminates (paid in a lump sum)
•Reimbursement of monthly COBRA premiums for up to 36 months
•All outstanding equity awards will be accelerated, with any PSUs to be paid at the target value
•One year to exercise any outstanding and exercisable stock options, including accelerated options

Termination on Death or Disability (2)
•Target value of annual cash bonus under our IPP, prorated based on the period of service in the IPP plan year prior to executive’s termination date
•Outstanding time-vested equity awards and PSUs accelerated on a monthly pro-rata basis, based on the period of service in the vesting term of the award prior to executive’s termination date
•One year to exercise any outstanding and exercisable stock options, including accelerated options
•Payment of term life insurance provided to all employees at 2 times base salary, up to a maximum of $800,000

Retirement, Expiration of Employment Agreement, or Termination for Cause
•No cash severance
•No cash bonus under our IPP
•No reimbursement of monthly COBRA premiums
•No accelerated equity vesting
•One year to exercise any outstanding and exercisable stock options, including accelerated options

(1)Payable in the event of termination of employment without Cause, or resignation with Good Reason, within 3 months prior to or 12 months following a Change in Control (as defined in the relevant agreements).
(2)Payable to NEO or their estate, as appropriate.

CooperCompanies 2026 Proxy Statement	57

Termination Without Cause or Resignation for Good Reason

	Cash Payment ($)	Accelerated Vesting of Option Awards ($)	Accelerated Vesting of RSU and PSU Awards ($)	Continuation of Benefits ($)

Albert G. White III	3,894,000	0	12,173,009	98,512
Brian G. Andrews	2,062,500	0	1,200,495	98,512
Daniel G. McBride	2,240,000	0	4,241,230	98,512
Holly R. Sheffield	1,787,500	0	1,452,870	32,813
Gerard H. Warner III	1,787,500	0	1,547,108	3,303
Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control

	Cash Payment ($)	Accelerated Vesting of Option Awards ($)	Accelerated Vesting of RSU and PSU Awards ($)	Continuation of Benefits ($)

Albert G. White III	5,074,000	0	18,142,344	147,767
Brian G. Andrews	2,812,500	0	3,738,158	147,767
Daniel G. McBride	3,040,000	0	6,306,022	147,767
Holly R. Sheffield	2,437,500	0	4,494,374	49,220
Gerard H. Warner III	2,437,500	0	4,508,636	4,954
Termination on Death or Disability

	Cash Payment ($)	Accelerated Vesting of Option Awards ($)	Accelerated Vesting of RSU and PSU Awards ($)	Life Insurance Payment ($)

Albert G. White III	1,534,000	0	5,762,821	800,000
Brian G. Andrews	562,500	0	1,200,494	800,000
Daniel G. McBride	640,000	0	2,066,749	800,000
Holly R. Sheffield	487,500	0	1,452,870	800,000
Gerard H. Warner III	487,500	0	1,547,108	800,000

58	CooperCompanies 2026 Proxy Statement

Pay Versus Performance
Our executive compensation program is designed to support our business objectives and to provide market-competitive compensation based on a “pay for performance” philosophy that emphasizes achievement of financial goals and alignment with stockholder interests.
Pay Versus Performance Table
The following table provides disclosure for the indicated fiscal years regarding (i) the compensation paid to our Principal Executive Officer (“PEO”), and the average compensation of the other non-PEO NEOs (“Other NEOs"), as reported in the Summary Compensation Table (“SCT”), (ii) the “compensation actually paid” (“CAP”) to our PEO and Other NEOs, (iii) our company performance, and (iv) the performance of our peers.
The amounts provided are calculated pursuant to Item 402(v) of Regulation S-K. The OCC does not utilize “compensation actually paid” as a basis for making compensation decisions.

	SCT Total Compensation for PEO (1) ($)	Compensation Actually Paid to PEO(1) (2) ($)	Average SCT Total Compensation for Other NEOs (3) ($)	Average Compensation Actually Paid to Other NEOs (2) (3) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (5) (in millions) ($)	Company Selected Measure:

Fiscal Year					Total Stockholder Return(4) ($)	Peer Group Stockholder Return (4) ($)		Non-GAAP EPS (6) ($)

2025	16,051,141	1,770,870	4,115,552	1,372,565	67.09	103.97	374.9	4.13
2024	15,427,631	39,832,969	3,767,148	8,460,906	100.46	98.46	392.3	3.69
2023	13,490,923	22,309,137	3,462,463	4,997,872	74.8	75.2	294.2	3.20
2022	11,735,964	(9,232,263)	3,122,556	(1,008,290)	65.59	77.44	385.8	3.11
2021	10,994,906	36,205,083	2,772,601	7,944,570	100	100	2,944.7	3.31
(1)Mr. White served as our PEO in each of the fiscal years presented.
(2)Mr. Andrews, Mr. McBride, Ms. Sheffield, and Mr. Warner were our non-PEO NEOs in each of the fiscal years presented.

CooperCompanies 2026 Proxy Statement	59

(3)Total compensation reported for our PEO and the average compensation of the Other NEOs for each fiscal year in the 2025 Summary Compensation Table was adjusted in accordance with Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid”. The following table shows the adjustments made for fiscal 2025:

	FY 2025
	CEO ($)	Average for Other NEOs ($)

SCT Total Compensation	16,051,141	4,115,552
Adjustments for Equity Fair Value:
Deduct: equity award value reported in the SCT	(13,285,968)	(2,824,978)
Add: FYE fair value (FV) of all equity awards granted during FY25 that are outstanding and unvested at FY25 year-end	8,630,400	1,951,278
Add/(Deduct): Change in FV of outstanding and unvested awards granted in prior years based on change from FY24 year-end to FY25 year-end	(7,484,514)	(1,438,232)
Add/(Deduct): Change in FV of awards granted in prior years that vested in FY25 based on change from FY24 year-end to vesting date in FY25	(2,114,581)	(408,250)
Adjustments for Pension Value:
(Deduct): aggregate change in actuarial present value of the RIP	(52,453)	(50,133)
Add/(Deduct): prior service cost attributed to benefits under the RIP	26,845	27,328
Compensation Actually Paid in FY:	1,770,870	1,372,565
Equity values are calculated in accordance with ASC 718. The SCT value of stock options relies on a Black-Scholes Model and the year-end value of stock options used for determining CAP was calculated using the Hull-White Lattice Model. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2025 Annual Report.
(4)    Reflects cumulative total stockholder return (“TSR") of the Company and of the S&P 500 Healthcare Equipment Index assuming a $100 investment on October 31, 2021 and the reinvestment of all dividends.
(5)    This column presents the Company's consolidated net income as reported in our Annual Report on Form 10-K for each covered year.
(6)    Non-GAAP EPS as reported in our year-end earnings disclosures. For a reconciliation between GAAP and non-GAAP measures, see Reconciliation of Selected GAAP Results to Non-GAAP Results. Prior years have been adjusted for the 4-for-1 stock split that occurred in February 2024.
Financial Performance Measures
We have identified the following financial measures (on a constant currency basis) as the most important financial performance measures used by the Company in setting compensation for our NEOs for the past fiscal year as described in more detail in the Compensation Discussion and Analysis:
•Revenue
•Non-GAAP EPS
•Free Cash Flow
•Non-GAAP Operating Income

60	CooperCompanies 2026 Proxy Statement

Relationship Between CAP and Financial Performance
The total compensation paid to our PEO and Other NEOs, as disclosed in the Summary Compensation Table, is comprised of salary, annual cash incentives, equity awards, certain pension values, and other compensation paid during the fiscal year.
The CAP calculation for each year adjusts the compensation disclosed in the Summary Compensation Table to incorporate adjustments to the fair value of equity awards as detailed in the above Pay Versus Performance table and its footnotes. The CAP adjustment fluctuates due to changes in the Company's stock price in each of the years.
The following graphs show the relationship between the CAP for our PEO and our Other NEOs and certain indicators of financial performance for the Company for the fiscal years ended October 31, 2025, 2024, 2023, 2022, and 2021.
Relationship between CAP and TSR for the Company and the S&P 500 Healthcare Equipment Index

CooperCompanies 2026 Proxy Statement	61

Relationship between CAP and Net Income

Relationship between CAP and Non-GAAP EPS

62	CooperCompanies 2026 Proxy Statement

CEO Pay Ratio
The ratio of our CEO’s total annual compensation to the median annual total compensation of all employees excluding the CEO (the “CEO Pay Ratio”) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify the median employee, we evaluated the base salary of all employees globally (other than our CEO) as of October 31, 2025. We believe this measure most reasonably reflects the typical annual compensation of our employee population and was consistently applied for all employees.
For employees paid other than in U.S. dollars, base salary amounts were converted from local currency to USD based on exchange rates on October 31, 2025. We did not exclude any non-U.S. employees under the de minimis or other exceptions set forth in Item 402(u) of Regulation S-K, and we did not make any cost-of-living adjustments. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.
As calculated, we determined:
•The annual total compensation of our median-paid employee for fiscal 2025 was $48,540.
•The annual total compensation of our CEO for fiscal 2025 was $16,051,141 (as described above in the Summary Compensation Table).
•The ratio of CEO compensation to the annual total compensation of our median employee was 331:1.

CooperCompanies 2026 Proxy Statement	63

Proposal 1
Election of Directors

Our Bylaws require that we have a minimum of six and maximum of eleven directors serving on the Board. All directors are elected annually by a majority of votes cast.
The Board sets the size of the board annually prior to each annual meeting of stockholders and has fixed the number of directors to be elected at the Annual Meeting at nine.
Vote Required
Nominees for director will be elected by a majority of the shares voted in person or by proxy at the Annual Meeting. The number of shares voted FOR a nominee must exceed the number of shares voted AGAINST.
Abstentions and broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

Board Recommendation The Board of Directors unanimously recommends that you vote FOR each of the nominees for Director.

64	CooperCompanies 2026 Proxy Statement

Proposal 2
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of KPMG to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending October 31, 2026.This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. If this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects our independent auditor for the following fiscal year. A representative of KPMG is expected to attend the Annual Meeting with an opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Annual Meeting.
KPMG has served as our independent registered public accounting firm since 1982. The Audit Committee believes that the continued retention of KPMG as our independent registered public accounting firm is in the best interests of the Company and our stockholders.

Board Recommendation The Board of Directors unanimously recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

CooperCompanies 2026 Proxy Statement	65

Proposal 3
Advisory Vote on Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval, on an advisory basis, of the compensation of our NEOs as described in the Compensation Discussion and Analysis and the Executive Compensation Tables. In addition to the annual review of our overall programs by the OCC, we have presented this advisory vote to our stockholders on an annual basis since 2011.
As an advisory vote, this proposal is not binding upon us as a Company; however, the OCC values the opinions of our stockholders as expressed through your vote on this proposal. The OCC will consider the outcome of this vote in making future compensation decisions for our NEOs.
Accordingly, we will present the following resolution for vote at the 2026 Annual Meeting of Stockholders:
“RESOLVED, that the stockholders of The Cooper Companies, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in our Proxy Statement.”

Board Recommendation
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in this Proxy Statement.

66	CooperCompanies 2026 Proxy Statement

Other Information

Ownership of the Company
Principal Securityholders
The following table contains information regarding all individuals or groups known to us to beneficially own more than five percent (5%) of the outstanding shares of our common stock. Information provided reflects the information reported on the most recently filed Schedule 13G for each of the listed securityholders.

Name & Address of Beneficial Owner	Aggregate of Shares Beneficially Held (#)	Percentage of Shares (%)

The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	22,929,032	11.57%
BlackRock, Inc. (2) 50 Hudson Yards New York, NY 10001	14,137,034	7.10%
Capital World Investors (3) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	10,973,924	5.50%
(1)Based on information disclosed in a Schedule 13G/A filed by The Vanguard Group, Inc. on February 13, 2024 regarding ownership as of December 29, 2023. The Vanguard Group beneficially owns and has the sole power to dispose of or direct the disposition of 22,101,144 of these shares and has the shared power to dispose of or direct the disposition of 827,888 of these shares and has the shared power to vote 243,832 of these shares. This information has been adjusted to reflect the four-for-one stock split effected on February 16, 2024.
(2)Based on information disclosed in a Schedule 13G/A filed by BlackRock, Inc. on April 17, 2025 regarding ownership as of March, 31, 2025. BlackRock, Inc., directly and through its subsidiaries, beneficially owns, and has the sole power to dispose of or direct the disposition of all 14,137,034 of these shares and has the sole power to vote or direct the vote of 12,986,479 of these shares.
(3)Based on information disclosed in a Schedule 13G filed by Capital World Investors on November 13, 2025 regarding ownership as of September 30, 2025. Capital World Investors, directly and through its subsidiaries, beneficially owns, and has the sole power to dispose of or direct the disposition of all 10,973,924 of these shares and has the sole power to vote or direct the vote of 10,875,797 of these shares.

CooperCompanies 2026 Proxy Statement	67

Securities Held by Insiders
The following table contains information as of the Record Date regarding ownership of our common stock by each of our current directors, NEOs and all current directors and executive officers as a group. The figures in this table represent sole voting and investment power except where otherwise indicated. The percentage of shares held is based on the number of shares outstanding on the Record Date.

	Common Stock Beneficially Owned as of January 15, 2026
Name of Beneficial Owner	Number of Shares (#)	Percentage of Shares (%)

Brian G. Andrews (1)	350,007	*
Barbara A. Carbone	0	*
Colleen E. Jay	36,585	*
Lawrence E. Kurzius	7,777	*
Cynthia L. Lucchese	9,445	*
Teresa S. Madden	12,357	*
Daniel G. McBride (2)	685,784	*
Maria Rivas, M.D. (3)	11,141	*
Walter M Rosebrough, Jr. (4)	10,000	*
Holly R. Sheffield (5)	357,769	*
Gerard H. Warner III (6)	91,124	*
Robert S. Weiss (7)	546,805	*
Albert G. White III (8)	1,944,945	1%
All current directors and executive officers as a group (13 persons)(9)	4,063,739	2.08%
* Less than 1% ownership.
(1)Includes 319,279 shares which Mr. Andrews could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2026. Also includes 22,191 shares held in a family trust for which Mr. Andrews and his spouse are co-trustees.
(2)Includes 521,936 shares which Mr. McBride could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2026. Also includes 94,496 shares held in an estate planning trust in which Mr. McBride retains 50% or greater control.
(3)These shares are held in an estate planning trust in which Dr. Rivas maintains 50% or greater control.
(4)These shares are held in an estate planning trust in which Mr. Rosebrough maintains 50% or greater control.
(5)Includes 314,508 shares which Ms. Sheffield could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2026.
(6)Includes 67,272 shares which Mr. Warner could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2026.
(7)Includes 257,860 shares held in an estate planning trust in which Mr. Weiss maintains 50% or greater control.
(8)Includes 1,699,873 shares which Mr. White could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2026.
(9)Includes 2,922,868 shares our directors and executive officers could acquire upon the exercise of stock options which are currently exercisable or will become exercisable within 60 days of January 15, 2026.

68	CooperCompanies 2026 Proxy Statement

Stockholder Proposals and Nominations for Director
SEC rules and our Bylaws permit stockholders to nominate directors for election and to propose other business to be considered by stockholders at an annual meeting of stockholders under various mechanisms.
To be considered at the 2027 Annual Meeting of Stockholders (the "2027 Annual Meeting”), director nominations or other proposals must be submitted in writing to:
Daniel G. McBride, Secretary
The Cooper Companies, Inc.
6101 Bollinger Canyon Road, Suite 500
San Ramon, CA 94583
Proposals to be Presented Under Rule 14a-8:
No later than October 27, 2026.
Proposals to be Presented Under Rule 14a-19:
No later than February 6, 2027.
Director Nominations under Bylaws Article II, Section 16:
No earlier than September 27, 2026 and no later than October 27, 2026.
Proposals and Director Nominations Submitted Under Other Bylaws Provisions:
No earlier than December 8, 2026 and no later than January 7, 2027.
In the event that we set the date for the 2027 Annual Meeting more than 30 days before or more than 70 days after April 7, 2027, submissions may be made no earlier than the close of business on the 120th day prior to the announced meeting date and no later than the close of business on the later of the 90th day prior to the announced meeting date or the 10th day following our first public disclosure of the date of the meeting.
If we increase the number of directors to be elected at the 2027 Annual Meeting, then stockholder nominations for directors will be considered if the proposal is delivered to our Secretary at our principal offices no later than 10 days after we make a public announcement of the increased board size. This only applies to nominations for positions created by the increase and does not apply to nominations for current positions.
Director nominations submitted under our Bylaws must meet the requirements set forth in the applicable Bylaws provisions.

CooperCompanies 2026 Proxy Statement	69

General Information
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 7, 2026
Who is entitled to vote at the Annual Meeting?
Our Record Date for the Annual Meeting is February 9, 2026. All stockholders who owned our stock at the close of business on the Record Date are entitled to receive proxy materials and to vote at the Annual Meeting and any continuations, adjournments, or postponements thereof.
As of the Record Date, there were 195,114,202 shares of our common stock outstanding and entitled to vote at the Annual Meeting.
How many votes do I have?
Each outstanding share of our common stock is entitled to one vote at the Annual Meeting. You have one vote per share that you owned at the close of business on the Record Date.
How do I vote my shares?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person during the meeting, vote by proxy through the internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend and vote during the meeting. In such case, your previously submitted proxy will be disregarded.
•To vote in person during the meeting, you will be provided a ballot to complete.
•To vote online before the meeting, go to www.proxyvote.com.
•To vote by telephone, call 1-800-690-6903.
•To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.
If we receive your vote by internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time the day before the Annual Meeting, we will vote your shares as you direct. To vote, you will need the 16-digit control number in the Notice, on your proxy card or in the instructions that accompanied the proxy materials.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other agent.
What happens if I vote my shares by proxy?
When you return a completed proxy card, or vote your shares by telephone or internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.
If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote your shares on your behalf as recommended by the Board:
•FOR the election of nine directors, as identified in this Proxy Statement, to serve for one-year terms expiring at the 2027 annual meeting of stockholders.
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026.
•FOR the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement.

70	CooperCompanies 2026 Proxy Statement

Can I change or revoke my vote after I return my proxy card or voting instructions?
Yes. If you are a record holder of shares, you may revoke, subject to the voting deadlines above, your proxy by:
•Submitting another properly completed proxy card with a later date;
•Granting a subsequent proxy by telephone or through the internet;
•Sending a timely written notice that you are revoking your proxy to our Secretary at 6101 Bollinger Canyon Road, Suite 500, San Ramon, CA 94583; or
•Attending and voting in person during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote in person during the meeting, through the internet, by telephone or by completing your proxy card, your shares will not be voted.
Beneficial Owner/Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the Nasdaq deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 3 without your instructions but may vote your shares on Proposal 2 even in the absence of your instruction. Please instruct your bank, broker or other agent to ensure that your vote will be counted.
How many votes must be present to hold the Annual Meeting?
To conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the Record Date and entitled to vote. In accordance with Delaware law and our Bylaws, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.
What are broker “non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the Nasdaq to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How are broker non-votes and abstentions treated?
If your shares of common stock are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposals 1 and 3, the broker may not exercise discretion to vote on those proposals. Such event would constitute a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. Please instruct your broker so your vote can be counted.

CooperCompanies 2026 Proxy Statement	71

If stockholders abstain from voting, the applicable shares of common stock will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. With respect to Proposal 1, abstentions are not considered WITHHOLD votes or votes cast FOR a nominee’s election and will have no effect in determining whether a nominee for director has received sufficient votes. With respect to Proposals 2 and 3, abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same effect as voting against the proposal.
Who counts the votes?
We have engaged Broadridge Financial Solutions as our independent agent to tabulate stockholder votes. If you are a stockholder of record and you choose to vote over the internet (either prior to or during the meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
Will I have appraisal or similar dissenters’ rights in connection with the proposals being voted on at the Annual Meeting?
No. You will not be entitled to appraisal or similar dissenters’ rights in connection with the proposals to be voted on at the Annual Meeting.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the "Notice") because our Board is soliciting your proxy to vote at the 2026 Annual Meeting, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
The proxy statement and annual report are available at www.proxyvote.com. We intend to mail the Notice on or about February 24, 2026 to all stockholders of record.
Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?
No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.
Who pays for the proxy solicitation and how will the Company solicit votes?
We pay all costs associated with the solicitation of proxies, including any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.
We may solicit proxies in person or by mail, telephone, facsimile, or e-mail. Proxies may be solicited on our behalf by any of our directors, officers, or employees. Additionally, we have retained the firm of MacKenzie Partners, Inc. to assist with the solicitation of proxies and will pay a fee of $17,000 for this service, plus reasonable costs and expenses.
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address.

72	CooperCompanies 2026 Proxy Statement

This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent by notifying your broker.
To make a change regarding the format of your proxy materials (electronically or in print), or to request receipt of a separate set of documents to a household, contact us through our website at investor.coopercos.com, or by mail at 6101 Bollinger Canyon Road, Suite 500, San Ramon, CA 94583.
How can I communicate with the Board of Directors?
Any interested party can contact our Board to provide comments, to report concerns, or to ask a question, at the following address:
Daniel G. McBride, Secretary
The Cooper Companies, Inc.
6101 Bollinger Canyon Road, Suite 500
San Ramon, CA 94583
Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board as a group through our website.
Please refer to our website at https://investor.coopercos.com/ for any changes in this process.

CooperCompanies 2026 Proxy Statement	73

Reconciliation of Selected GAAP Results to Non-GAAP Results

To supplement our financial results and guidance presented on a GAAP basis, we provide non-GAAP measures such as non-GAAP gross margin, non-GAAP operating margin, non-GAAP diluted earnings per share, as well as constant currency and organic revenue growth because we believe they are helpful for the investors to understand our consolidated operating results. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, to make operating decisions, and to plan and forecast for future periods. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We provide further details of the non-GAAP adjustments made to arrive at our non-GAAP measures in the GAAP to non-GAAP reconciliations below. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
To present constant currency revenue growth, current period revenue for entities reporting in currencies other than the United States dollar are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To present organic revenue growth, we excluded the effect of foreign currency fluctuations and the impact of any acquisitions, divestitures and discontinuations that occurred in the comparable period.
We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash that is available to grow the business, make strategic acquisitions, repay debt, or buyback common stock. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.
Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP.

74	CooperCompanies 2026 Proxy Statement

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
Gross Margin, Operating Margin, and EPS

	Twelve Months Ended October 31,
(In millions)	2025	Margin %	2024	Margin %
GAAP Gross Profit	$2,682.1	66%	$2,595.7	67%
Acquisition and integration-related charges (1)	21.9	1%	4.3	—%
Exit of business (2)	40.4	1%	2.8	—%
Medical device regulations (3)	3.9	—%	3.2	—%
Business optimization charges (4)	14.2	—%	5.0	—%
Total	80.4	2%	15.3	—%
Non-GAAP Gross Profit	$2,762.5	68%	$2,611.0	67%

	Twelve Months Ended October 31,
(In millions)	2025	Margin %	2024	Margin %
GAAP Operating Income	$682.9	17%	$705.7	18%
Amortization of acquired intangibles	199.2	5%	201.2	5%
Acquisition and integration-related charges (1)	43.2	1%	20.6	1%
Exit of business (2)	51.8	1%	4.0	—%
Medical device regulations (3)	21.9	1%	19.8	1%
Business optimization charges (4)	50.9	1%	18.3	—%
Other (5)	5.9	—%	1.7	—%
Total	372.9	9%	265.6	7%
Non-GAAP Operating Income	$1,055.8	26%	$971.3	25%

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THE COOPER COMPANIES, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
Gross Margin, Operating Margin, and EPS

	Twelve Months Ended October 31,
(In millions, except per share amounts)	2025	EPS	2024	EPS
GAAP Net Income	$374.9	$1.87	$392.3	$1.96
Amortization of acquired intangibles	199.2	1.00	201.2	1.00
Acquisition and integration-related charges (1)	43.2	0.22	20.6	0.10
Exit of business (2)	51.8	0.26	4.0	0.02
Medical device regulations (3)	21.9	0.10	19.8	0.10
Business optimization charges (4)	50.9	0.25	18.3	0.09
Other (5)	28.4	0.14	12.9	0.06
Tax effects related to the above items	(72.8)	(0.36)	(61.1)	(0.30)
Intra-entity asset transfers (6)	129.0	0.65	132.5	0.66
Total	451.6	2.26	348.2	1.73
Non-GAAP Net Income	$826.5	$4.13	$740.5	$3.69
Weighted average diluted shares used	200.0		200.4
EPS, amounts and percentages may not sum or recalculate due to rounding.
(1)Charges include the direct effects of acquisition accounting, such as amortization of inventory fair value step-up, professional services fees, regulatory fees and changes in fair value of contingent considerations, and items related to integrating acquired businesses, such as redundant personnel costs for transitional employees, acquisition-related non-cash cumulative true up adjustments reflecting changes in compensation, other acquired employee related costs, and integration-related professional services, long-lived asset write-offs, manufacturing integration costs, legal entity and facility rationalization and other integration-related activities. The acquisition and integration-related charges in fiscal 2025 were primarily related to the obp Surgical and the Cook Medical acquisition and integration expenses. The acquisition and integration-related charges in fiscal 2024 were primarily related to the Cook Medical acquisition and integration expenses.
Charges included $18.6 million of facility rationalization costs, $8.4 million related to redundant personnel costs for transitional employees, $5.2 million of long-lived asset write-offs related to lease abandonment, $3.3 million of inventory fair value step-up amortization, $2.9 million of professional services fees, $2.4 million of acquisition-related non-cash cumulative true-up adjustments reflecting changes in compensation, and $2.4 million of other acquisition and integration-related activities in the twelve months ended October 31, 2025.
Charges included $8.4 million related to redundant personnel costs for transitional employees, $4.5 million of professional services fees, $1.5 million of inventory fair value step-up amortization, $1.4 million of manufacturing integration costs, $0.7 million regulatory fees, and $4.1 million of other acquisition and integration-related activities in the twelve months ended October 31, 2024.
(2)Charges include costs related to product line exits such as inventory write-offs, site closure costs, contract termination costs, employee severance costs and specifically-identified long-lived asset write-offs.
Charges included $26.7 million of specifically-identified long-lived asset write-offs, $22.1 million of inventory write-offs, $2.8 million of employee severance costs, and $0.2 million of other costs related to product line exits in the twelve months ended October 31, 2025.
Charges included $2.3 million of write-offs of long-lived assets and $1.7 million of other costs related to product line exits in the twelve months October 31, 2024.
(3)Charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be limited to a specific time period.

76	CooperCompanies 2026 Proxy Statement

(4)Charges represent the costs associated with initiatives to increase efficiencies across the organization and optimize our overall cost structure, including changes to our IT infrastructure and operations, employee severance costs, legal entity and other business reorganizations, write-offs or impairments of certain long-lived assets and inventories associated with the business optimization activities.
Charges included $34.9 million of employee severance costs, $10.4 million write-off of inventory, and $5.6 million related to changes to our IT infrastructure and operations in the twelve months ended October 31, 2025.
Charges included $10.6 million of employee severance costs, $4.1 million related to changes to our IT infrastructure and operations, $2.9 million of legal entity and other business reorganizations costs, and $0.7 million of other optimization costs in the twelve months ended October 31, 2024.
(5)Charges include certain business disruptions from natural causes, litigation matters and other items that are not part of ordinary operations. The adjustments to arrive at non-GAAP net income also include gains and losses on minority interest investments and accretion of interest attributable to acquisition installment payables.
Charges included $19.7 million of gains and losses on a minority interest investment, of which $15.7 million was related to loss on disposal of a minority interest investment, $5.9 million related legal matters, and $2.8 million of accretion of interest attributable to acquisition installment payable in the twelve months ended October 31, 2025.
Charges included $5.9 million of gains and losses on minority interest investments, $5.5 million of accretion of interest attributable to acquisition installments payable, and $1.5 million related to legal matters in the twelve months ended October 31, 2024.
(6)In fiscal 2021, the Company transferred its CooperVision intellectual property and goodwill to its UK subsidiary. As a result, we recorded a deferred tax asset equal to approximately $2.0 billion as a one-time tax benefit in accordance with U.S. GAAP in fiscal 2021 as subsequently adjusted for changes in UK tax law. The non-GAAP adjustments reflect the ongoing net deferred tax benefit from tax amortization each period under UK tax law. Charges in the three months ended October 31, 2025 also included the reversal of $9.3 million related to expected U.S. tax reform impact recognized in fiscal 2018.

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THE COOPER COMPANIES, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
Gross Margin, Operating Margin, and EPS

	Twelve Months Ended October 31,
(In millions)	2024	Margin %	2023	Margin %
GAAP Gross Profit	$2,595.7	67%	$2,357.9	66%
Acquisition and integration-related charges (1)	4.3	—%	15.0	—%
Exit of business (2)	2.8	—%	7.6	—%
Medical device regulations (3)	3.2	—%	3.7	—%
Business optimization charges (4)	5.0	—%	2.4	—%
Total	15.3	—%	28.7	—%
Non-GAAP Gross Profit	$2,611.0	67%	$2,386.6	66%

	Twelve Months Ended October 31,
(In millions)	2024	Margin %	2023	Margin %
GAAP Operating Income	$705.7	18%	$533.1	15%
Amortization of acquired intangibles	201.2	5%	186.2	5%
Acquisition and integration-related charges (1)	20.6	1%	57.3	2%
Exit of business (2)	4.0	—%	18.8	1%
Medical device regulations (3)	19.8	1%	17.9	—%
Business optimization charges (4)	18.3	—%	18.7	1%
Acquisition termination fee (5)	—	—%	45.0	1%
Release of contingent liability (6)	—	—%	(31.8)	(1)%
Other (7)	1.7	—%	5.6	—%
Total	265.6	7%	317.7	9%
Non-GAAP Operating Income	$971.3	25%	$850.8	24%

78	CooperCompanies 2026 Proxy Statement

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
Gross Margin, Operating Margin, and EPS

	Twelve Months Ended October 31,
(In millions, except per share amounts)	2024	EPS	2023	EPS
GAAP Net Income	$392.3	$1.96	$294.2	$1.48
Amortization of acquired intangibles	201.2	1.00	186.2	0.93
Acquisition and integration-related charges (1)	20.6	0.10	57.3	0.29
Exit of business (2)	4.0	0.02	18.8	0.09
Medical device regulations (3)	19.8	0.10	17.9	0.09
Business optimization charges (4)	18.3	0.09	18.7	0.09
Acquisition termination fee (5)	—	—	45.0	0.23
Release of contingent liability (6)	—	—	(31.8)	(0.16)
Other (7)	12.9	0.06	12.0	0.06
Tax effects related to the above items	(61.1)	(0.30)	(86.5)	(0.43)
Intra-entity asset transfers (8)	132.5	0.66	106.5	0.53
Total	348.2	1.73	344.1	1.72
Non-GAAP Net Income	$740.5	$3.69	$638.3	$3.20
Weighted average diluted shares used	200.4		199.3
EPS, amounts and percentages may not sum or recalculate due to rounding.
(1)Charges include the direct effects of acquisition accounting, such as amortization of inventory fair value step-up, professional services fees, regulatory fees and changes in fair value of contingent considerations, and items related to integrating acquired businesses, such as redundant personnel costs for transitional employees, other acquired employee related costs, and integration-related professional services, manufacturing integration costs, legal entity rationalization and other integration-related activities. The acquisition and integration-related charges in fiscal 2024 were primarily related to the Cook Medical acquisition and integration expenses. The acquisition and integration-related charges in fiscal 2023 were primarily related to the Generate acquisition and integration expenses.
Charges included $8.4 million related to redundant personnel costs for transitional employees, $4.5 million of professional services fees, $1.4 million of manufacturing integration costs, 1.5 million of inventory fair value step-up amortization, and $4.1 million of other acquisition and integration-related activities in the twelve months ended October 31, 2024. The twelve months ended October 31, 2024 also included $0.7 million regulatory fees.
Charges included $21.9 million related to redundant personnel costs for transitional employees, $16.2 million of professional services fees, $6.5 million of manufacturing integration costs, $5.0 million of legal entity rationalization costs, $2.7 million regulatory fees, and $5.0 million in other acquisition and integration-related activities, in the twelve months ended October 31, 2023.
(2)Charges include costs related to product line exits such as inventory write-offs, site closure costs, contract termination costs and specifically-identified long-lived asset write-offs.
Charges included $2.3 million of write-offs of long-lived assets and $1.7 million of other costs related to product line exits in the twelve months October 31, 2024.
Charges included $7.9 million of site closure costs related to the exit of the lens care business, $1.1 million of other costs related to product line exits in the twelve months ended October 31, 2023. The fourth quarter of fiscal 2023 also included $9.8 million of intangible assets impairment charge associated with the discontinuation of certain products.
(3)Charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be limited to a specific time period.

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(4)Charges represent the costs associated with initiatives to increase efficiencies across the organization and optimize our overall cost structure, including changes to our IT infrastructure and operations, employee severance costs, legal entity and other business reorganizations, write-offs or impairments of certain long-lived assets associated with the business optimization activities.
Charges included $10.6 million of employee severance costs, $4.1 million related to changes to our IT infrastructure and operation, and $2.9 million of legal entity and other business reorganizations costs, in the twelve months ended October 31, 2024. The twelve months ended October 31, 2024 also included $0.7 million of other optimization costs.
Charges included $11.3 million of employee severance costs, $1.9 million of legal entity and other business reorganizations costs, and $5.9 million related to changes to our IT infrastructure and operations, partially offset by $0.2 million and $0.4 million of other items in the twelve months ended October 31, 2023.
(5)Amount represents an accrual for probable payment of a termination fee in connection with an asset purchase agreement in the second quarter of 2023, which was paid in August 2023.
(6)Amount represents the release the contingent consideration liability associated with SightGlass Vision's regulatory approval milestone in the first quarter of 2023.
(7)Charges include certain business disruptions from natural causes, litigation matters and other items that are not part of ordinary operations. The adjustments to arrive at non-GAAP net income also include gains and losses on minority interest investments and accretion of interest attributable to acquisition installment payables.
Charges included $5.9 million of gains and losses on minority interest investments, $5.5 million of accretion of interest attributable to acquisition installments payable, $1.5 million related to legal matters in the twelve months ended October 31, 2024.
Charges included $6.3 million of gains and losses on minority interest investments and $4.6 million related to legal matters in the twelve months ended October 31, 2023. The twelve months ended October 31, 2023 also included $1.1 million of other items.
(8)In fiscal 2021, the Company transferred its CooperVision intellectual property and goodwill to its UK subsidiary. As a result, we recorded a deferred tax asset equal to approximately $2.0 billion as a one-time tax benefit in accordance with U.S. GAAP in fiscal 2021 as subsequently adjusted for changes in UK tax law. The non-GAAP adjustments reflect the ongoing net deferred tax benefit from tax amortization each period under UK tax law.

80	CooperCompanies 2026 Proxy Statement

THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)
	Twelve Months Ended October 31,
	2023			2023	2022			2022
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$1,235.3	$(28.7)	A	$1,206.6	$1,168.8	$(48.5)	A	$1,120.3
Operating expense excluding amortization	$1,638.6	$(102.8)	B	$1,535.8	$1,452.5	$(46.7)	B	$1,405.8
Amortization of intangibles	$186.2	$(186.2)	C	$—	$179.5	$(179.5)	C	$—
Other (income) expense, net	$14.9	$(6.3)	D	$8.6	$(25.0)	$42.1	D	$17.1
Provision for income taxes	$118.7	$(20.1)	E	$98.6	$89.5	$1.4	E	$90.9
Diluted earnings per share	$5.91	$6.90		$12.81	$7.76	$4.66		$12.42
Weighted average diluted shares used	49.8			49.8	49.7			49.7

A
Fiscal 2023 GAAP cost of sales included $28.7 million of costs primarily related to integration activities and exit costs of the contact lens care business, resulting in fiscal 2023 GAAP gross margin of 66% as compared to fiscal 2023 non-GAAP gross margin of 66%. Fiscal 2022 GAAP cost of sales included $48.5 million of costs primarily related to exit costs of the contact lens care business and integration costs, resulting in fiscal 2022 GAAP gross margin of 65% as compared to fiscal 2022 non-GAAP gross margin of 66%.

B
Fiscal 2023 GAAP operating expense included $102.8 million costs, consisting primarily of payment of $45.0 million termination fee under an asset purchase agreement related to Cook Medical’s reproductive health business and integration activities. Fiscal 2022 GAAP operating expense included $46.7 million of costs primarily related to acquisition and integration activities and exit costs of the contact lens care business, partially offset by net decrease in fair value of contingent consideration.

C
Amortization expense was $186.2 million and $179.5 million for the fiscal 2023 and 2022, respectively. Items A, B, and C resulted in fiscal 2023 GAAP operating margin of 15% as compared to fiscal 2023 non-GAAP operating margin of 24%, and fiscal 2022 GAAP operating margin of 15% as compared to fiscal 2022 non-GAAP operating margin of 24%.

D	Fiscal 2023 other expense (income) primarily consists of loss on minority investments. Fiscal 2022 other expense (income) primarily consists of a gain on deconsolidation of SightGlass Vision.
E	Adjustments to provision for income taxes were primarily from the above items and intra-entity asset transfers.

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THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)
	Twelve Months Ended October 31,
	2022			2022	2021			2021
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$1,168.8	$(48.5)	A	$1,120.3	$966.7	$(29.4)	A	$937.3
Operating expense excluding amortization	$1,452.5	$(46.7)	B	$1,405.8	$1,303.9	$(86.4)	B	$1,217.5
Amortization of intangibles	$179.5	$(179.5)	C	$—	$146.1	$(146.1)	C	$—
Other (income) expense, net	$(25.0)	$42.1	D	$17.1	$(8.8)	$11.4	D	$2.6
Provision for income taxes	$89.5	$1.4	E	$90.9	$(2,453.2)	$2,536.3	E	$83.1
Diluted earnings per share	$7.76	$4.66		$12.42	$59.16	$(45.92)		$13.24
Weighted average diluted shares used	49.7			49.7	49.8			49.8

A
Fiscal 2022 GAAP cost of sales includes $48.5 million of costs primarily related to exit costs of the contact lens care business and integration costs, resulting in fiscal 2022 GAAP gross margin of 65% as compared to fiscal 2022 non-GAAP gross margin of 66%. Fiscal 2021 GAAP cost of sales includes $29.4 million of costs primarily related to integration and other manufacturing related costs, resulting in fiscal 2021 GAAP gross margin of 67% as compared to fiscal 2021 non-GAAP gross margin of 68%.

B
Fiscal 2022 GAAP operating expense includes $46.7 million of costs primarily related to acquisition and integration activities and exit costs of the contact lens care business, partially offset by net decrease in fair value of contingent consideration. Fiscal 2021 GAAP operating expense includes $86.4 million of costs, primarily comprised of an increase in the fair value of contingent consideration and costs associated with acquisition and integration activity.

C
Amortization expense was $179.5 million and $146.1 million for the fiscal 2022 and 2021, respectively. Items A, B, and C resulted in fiscal 2022 GAAP operating margin of 15% as compared to fiscal 2022 non-GAAP operating margin of 24%, and fiscal 2021 GAAP operating margin of 17% as compared to fiscal 2021 non-GAAP operating margin of 26%.

D
Fiscal 2022 other (income) expense adjustments primarily consisted of a gain on deconsolidation of SightGlass Vision (SGV). Fiscal 2021 other (income) expense adjustments primarily consisted of an $11.6 million gain due to CooperVision's acquisition of all of the remaining equity interest of SGV in January 2021.

E
Fiscal 2022 adjustments in provision for income taxes arose primarily from the above items and intra-group asset transfers. Fiscal 2021 excludes an income tax benefit of $2,471.7 million related to the recognition of a deferred tax asset that resulted from an intra-group transfer of intellectual property and goodwill to a UK subsidiary in the first quarter and the remeasurement of this deferred tax asset caused by the UK enactment of a 25% corporate tax rate in the third quarter.

82	CooperCompanies 2026 Proxy Statement

THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)
	Twelve Months Ended October 31,
	2021			2021	2020			2020
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$966.7	$(29.4)	A	$937.3	$896.1	$(90.1)	A	$806.0
Operating expense excluding amortization	$1,303.9	$(86.4)	B	$1,217.5	$1,085.8	$(30.9)	B	$1,054.9
Amortization of intangibles	$146.1	$(146.1)	C	$—	$137.2	$(137.2)	C	$—
Interest expense	$23.1	$—		$23.1	$36.8	$(4.0)	D	$32.8
Other (income) expense, net	$(8.8)	$11.4	E	$2.6	$8.5	$(7.0)	E	$1.5
Provision for income taxes	$(2,453.2)	$2,536.3	F	$83.1	$28.1	$29.4	F	$57.5
Diluted earnings per share	$59.16	$(45.92)		$13.24	$4.81	$4.83		$9.64
Weighted average diluted shares used	49.8			49.8	49.6			49.6

A
Fiscal 2021 GAAP cost of sales includes $29.4 million of costs primarily related to integration and other manufacturing related costs, resulting in fiscal 2021 GAAP gross margin of 67% as compared to fiscal 2021 non-GAAP gross margin of 68%. Fiscal 2020 GAAP cost of sales includes $90.1 million of costs primarily related to COVID-19 and other manufacturing related costs, resulting in fiscal 2020 GAAP gross margin of 63% as compared to fiscal 2020 non-GAAP gross margin of 67%.

B
Fiscal 2021 GAAP operating expense includes $86.4 million of costs, primarily comprised of $66.1 million of costs related to the increase in fair value of contingent considerations and costs related to acquisition and integration activity. Fiscal 2020 GAAP operating expense includes $30.9 million primarily related to acquisition, integration activities and European MDR implementation costs.

C
Amortization expense was $146.1 million and $137.2 million for the fiscal 2021 and 2020 periods, respectively. Items A, B, C resulted in fiscal 2021 GAAP operating margin of 17% as compared to fiscal 2021 non-GAAP operating margin of 26%, and fiscal 2020 GAAP operating margin of 13% as compared to fiscal 2020 non-GAAP operating margin of 23%.

D	Fiscal 2020 interest expense includes $4.0 million pertaining to the write-off of debt issuance costs related to the repayment and refinancing of the 2016 revolving credit facility and 2017 Term Loan.
E
Fiscal 2021 other (income) expense, net primarily consists of an $11.6 million gain due to CooperVision's acquisition of all of the remaining equity interest of a privately-held medical device company in January 2021. Fiscal 2020 other expense (income), net includes $7.0 million of losses on minority investments.

F
Fiscal 2021 includes changes in provision for income taxes that arise primarily from $2,527.1 million of tax benefit related to the recognition of deferred tax assets from an intra-group transfer of intellectual property and goodwill to a UK subsidiary in the first quarter and remeasurement of deferred tax assets caused by the UK enactment of a 25% corporate tax rate in the third quarter. Fiscal 2021 also includes changes that arise primarily from the above adjustments and intra-group asset transfers. Fiscal 2020 included changes that arise primarily from the above adjustments.

CooperCompanies 2026 Proxy Statement	83

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting Date April 7, 2026

CooperCompanies

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 6, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 6, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V83656-P41637

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE COOPER COMPANIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:

Nominees:	**For**	**Against**	**Abstain**
1a. Colleen E. Jay	☐	☐	☐
1b. Barbara A. Carbone	☐	☐	☐
1c. Lawrence E. Kurzius	☐	☐	☐
1d. Cynthia L. Lucchese	☐	☐	☐
1e. Teresa S. Madden	☐	☐	☐
1f. Maria Rivas, M.D.	☐	☐	☐
1g. Walter M Rosebrough, Jr.	☐	☐	☐
1h. Robert S. Weiss	☐	☐	☐
1i. Albert G. White III	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2026.	☐	☐	☐
3. Approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers.	☐	☐	☐

Sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V83657-P41637

THE COOPER COMPANIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints each of Albert G. White III, Brian G. Andrews, and Daniel G. McBride with full power of substitution, to represent the undersigned and to vote all of the shares of stock in The Cooper Companies, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company's headquarters located at 6101 Bollinger Canyon Road, Suite 500, San Ramon, California 94583 on April 7, 2026 at 8:00 a.m. local time and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their best judgment upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. **If no specification is made, such shares shall be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2 and 3.** Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)